UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM SB-2 Registration Statement under the Securities Act of 1933

TECTON CORPORATION
(Name of Small Business Issuer in its Charter)

NEVADA	1000	N/A
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Bettlistrasse 35
8600 Dübendorf, Switzerland
(702) 387 2382
(Address and telephone number of principal executive offices)

CSC Services of Nevada, Inc. 502 E. John Street Carson City, Nevada 89706
(775) 882 3072
(Name, address and telephone number of agent for service)

With a copy to:
Bacchus Corporate and Securities Law
701 Fifth Avenue Suite 4200, Seattle, WA 98104
Tel (206) 262-7310 Fax (206) 262-8001

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. ☐

			Proposed
		Proposed	Maximum
Title of Each Class of	Amount to be	Maximum	Aggregate Offering	Amount of
Securities to be	Registered	Offering Price	Price	Registration Fee
Registered		per Unit (1) ($)	($)	($)
Shares of Common Stock, par value $0.0001	30,730,000	$1.43	$3,943,900.00	$1,349.08
Total Fee Due				$1,349.08

(1)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the bid and asked price per share of Common Stock of Tecton Corporation listed on the OTC Bulletin Board as of January 18, 2008, a date within five business days prior to the filing of this registration statement. The bid and asked prices were $1.05 and $1.80 respectively.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

TECTON CORPORATION 30,730,000 SHARES COMMON STOCK

This Prospectus relates to the resale by selling shareholders of up to 30,730,000 shares of our common stock currently outstanding, including 7,500,000 shares held by Norman Meier, our President and Chief Executive Officer, and 7,500,000 shares held by Bruno Weiss, our Chief Financial Officer.

Nine of our shareholders are offering shares of our common stock to the public by means of this Prospectus. All of the shares of common stock are being offered for resale by the selling shareholders at prevailing market prices established on the OTC Bulletin Board at the time of sale or any prices as the selling shareholders determine.

Our common stock became eligible for trading on the OTC Bulletin Board on August 3, 2007. Our common stock is quoted on the OTC Bulletin Board under the symbol “TEON.OB”. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over-the-counter equity securities. Over-the-counter securities are traded by a community of market makers that enter quotes and trade through a sophisticated computer network. Information on the OTC Bulletin Board can be found at www.otcbb.com. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

On January 18, 2008, the date when our stock traded last, the reported closing price of our common stock on the OTC Bulletin Board was $2.00 per share. The bid and ask prices for the last trade were $1.05 and $1.80, respectively.

An investment in our common stock is speculative. Investors should be able to afford the loss of their entire investment. See the section entitled "Risk Factors" below in this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or commented upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Summary

Our Business

Tecton Corporation (“Tecton”, “we”, “us”) is a startup mineral exploration company focused on the acquisition and development of a portfolio of uranium properties. We have had no revenues as of the end of our most recent fiscal year and we have only recently begun operations.

Our principal offices are located at Bettlistrasse 35, 8600 Dübendorf, Switzerland, and we have an address for service and a telephone number in Las Vegas, Nevada. Our telephone number is (702) 387 2382. Our fiscal year end is January 31.

We have one active wholly-owned subsidiary, Tecton Uranium Corporation which was incorporated in Nevada on May 14, 2007. On May 23, 2007 Tecton Uranium Corporation was spun off as an independent company by way of a dividend declaration from Tecton.

We are engaged in the acquisition and exploration of uranium potential mineral properties.

Wapata Lake, Saskatchewan, Canada

On January 22, 2007 we signed an agreement with the Saskatchewan Syndicate to acquire an option to acquire a 100% interest in the mineral rights to a property with uranium potential in Wapata Lake, Saskatchewan, Canada (the “Wapata Lake Property”). The Saskatchewan Syndicate is comprised of Timothy Young and 455702 B.C. Ltd. We signed an addendum to this agreement on January 31, 2007 and a further amendment to the agreement on October 1, 2007, effective as of September 10, 2007 (together the “Wapata Lake Agreement”). We exercised our option to purchase the 100% interest in the mineral rights to the Wapata Lake Property by paying approximately $848,032 in cash and issuing 3 million shares to the Saskatchewan Syndicate. We are in the process of transferring title, and we expect the transfer of title to our subsidiary to be complete in approximately one month.

The Wapata Lake Agreement obligates us to keep the Wapata Lake Property in good standing with the Saskatchewan government both before and after we exercise the option. In order to do this, we must incur in exploration expenses, or alternatively pay to the Saskatchewan government, approximately $2,746,000 per year for the first 10 years and approximately $5,714,286 per year thereafter. We estimate that we will be required to incur an additional $5,415,600 in exploration expenses over the next 12 months to meet the annual exploration expense requirements for February 4, 2008 and 2009 to maintain the Wapata Lake Property in good standing. As of October 31, 2007 we have incurred exploration expenses of $76,439.13 and must incur a further $2,669,560.87 to meet the first required annual exploration expense as described in the following table.

Due Date	Amount	Description
February 4, 2008	$2,746,000	Annual exploration expenses or
February 4, 2009	$2,746,000	Annual exploration expenses or
February 4, 2010	$2,746,000	Annual exploration expenses or
February 4, 2011	$2,746,000	Annual exploration expenses or

In addition to these expenditures, we are also obliged to pay the following royalties:

  a gross overriding royalty equal to 3% of the average value of all gem and industrial diamonds recovered from the Wapata Lake Property; and
  3% of the actual proceeds received from the sale of ore, or other products from the Wapata Lake Property (“Net Smelter Returns”). Such Net Smelter Returns may be paid in kind subject to negotiations.

If we don’t incur the minimum amount of exploration expenses each year (or pay the equivalent sum to the Saskatchewan government), we will lose our mineral rights to the Wapata Lake Property.

If at any time, after we have exercised the option in full, we wish to abandon all or part of our interest in the Wapata Lake Property, we must give the Saskatchewan Syndicate at least 120 days notice of such abandonment. If the Saskatchewan Syndicate in turn gives us notice within 30 days of receiving our notice that they wish to re-acquire the property, we must transfer the part of our interest we wish to abandon in the Wapata Lake Property to the Saskatchewan Syndicate, and deliver to them all the information and data acquired by us in the course of our exploration of the Wapata Lake Property. In the event that we are required to transfer our interest to the Saskatchewan Syndicate, we must ensure that the transferred interest remains free and clear of all charges, liens and encumbrances and will be in good standing for at least six months from the date of transfer. Should we choose to abandon the entire property, this would require us to have incurred approximately $2,746,000 in exploration expenses during the six months preceding the transfer.

Firefly, Utah, U.S.A.

On May 30, 2007 we entered into an agreement (the “Firefly Agreement”) with GeoXplor Corp. (“GeoX”) whereby we acquired an option to acquire a 100% interest in certain mining properties located in San Juan County, Utah (the “Firefly Property”). The Firefly Property is comprised of an area of approximately 40,000 acres containing 207 unpatented federal mining claims with uranium potential, located within the La Sal uranium trend, that were issued to GeoX by the Bureau of Land Management. The claims cover both the Firefly and the Grey Daun mines.

Under the terms of the Firefly Agreement, we acquired the exclusive right to conduct exploration on the Firefly Property during the term of the agreement from GeoX. On June 5, 2007 we paid $200,000 cash and issued 200,000 shares of our common stock to GeoX for this right. In order to exercise our option, we are further required to incur certain minimum annual exploration expenses and make additional stock issuances to GeoX, as described below. As of October 31, 2007 we have incurred exploration expenses of $97,257 on the Firefly Property.

	Due Date	Amount	Description
	June 30, 2007	200,000 common shares of Tecton (issued)	Issued to GeoX on June 5, 2007
	May 30, 2008	200,000 common shares of Tecton	To maintain the Firefly Agreement and exercise the option
	May 30, 2008	$200,000	Annual exploration expenses
	May 30, 2009	$250,000	Annual exploration expenses
	May 30, 2010	$300,000	Annual exploration expenses
Upon earlier of:		$1,000,000	Royalty payment (1)
a)	Receipt by Tecton of a feasibility study recommending production; or
b)	May 30, 2010
Upon earlier of:		$1,000,000	Royalty payment (1)
a)	Commencement of construction of mine on Firefly Property; or
b)	May 30, 2011
Upon earlier of:		$1,500,000	Royalty payment (1)
a)	Commencement of commercial production from Firefly Property; or
b)	May 30, 2012
Upon receipt of first $1,500,000 from commercial production from the Firefly Property		$1,500,000	Royalty payment (1)

(1) We are also obligated to pay to GeoX a net smelter royalty (“Net Smelter Royalty”) equal to 3% of sales of uranium or other ores from the Firefly Properties. At any time, we may acquire 50% of the rights of GeoX to the Net Smelter Royalty by paying GeoX $1,000,000 and issuing GeoX 500,000 common shares.

We have also agreed to submit for registration under the U.S. Securities Act of 1933 (the “Securities Act”), half of the common shares that we issue to GeoX under the Firefly Agreement within a year of the issuance of those shares (as outlined in the schedule provided below.)

Due Date	Shares to be Registered
On or before December 25, 2007	100,000 common shares (being registered in this Prospectus)
On or before November 30, 2008	100,000 common shares

Ace of Spades

On December 20, 2006 we acquired the rights to the “Ace of Spades” property on Texada Island, British Columbia, Canada from David Anthony Zamida for a final purchase price of $3,267. No formal agreement was ever entered into; we only have a receipt of purchase as proof of our interest in this property. We do not plan to explore this property; instead we plan to approach contacts of our management to find a buyer or optionee for this property. To date no parties have expressed an interest. We must spend approximately $6.50 per hectare per year to maintain this property in good standing with the government of British Columbia.

We are an exploration stage company. All our properties are at the exploration stage and there is no assurance that they contain a commercially viable ore body. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining the properties is determined. We plan to undertake such further exploration, however we anticipate that we will require significant additional financing in order to do so, and there is no assurance that we will be able to obtain the necessary financing in the future. Even if we do obtain the financing, there is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on the properties.

As of January 8, 2008 we have generated no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues in the short term, even if our exploration program indicates that a mineral deposit may exist on the Firefly Property or the Wapata Lake Property. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

Our plan of operation for the next twelve months beginning January 2008 is to carry out exploration of the Firefly Property and the Wapata Lake Property and to acquire other selective early stage properties in the U.S. or Canada. Our plan of operation does not include exploration of the Ace of Spades property, and we are seeking to option this out to another mining company but to date we have not found an interested party. We intend to primarily explore for uranium, but if we discover that any of our mineral properties exhibit other mineral potential that our management determines merits further exploration, we will explore for those other minerals. Our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contain commercially exploitable quantities of mineralization. Our management estimates that over the next 12 months (beginning January 2008) we will spend approximately $7,965,600, including $6,415,600 in exploration expenses to determine if our mineral concessions have commercially exploitable quantities of mineralization.

The Offering

The 30,730,000 common shares offered for sale by this Prospectus represent approximately 39% of our issued and outstanding stock.

Securities Offered:	30,730,000 common shares (including 15,000,000 shares controlled by our directors and officers).
Offering Price:	Prevailing market prices at the time of sale or any prices as the selling shareholders determine.
Market for our Common Stock:

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “TEON.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

Securities Issued and to be Issued:	78,245,810 shares of common stock are issued and outstanding as of January 8, 2008.
Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Shareholders.

The above information regarding common stock to be outstanding after the offering is based on 78,245,810 of common stock issued and outstanding as of January 8, 2008.

Financial Condition

We have incurred losses from our inception on January 19, 2006 until October 31, 2007, resulting in a net loss of $2,539,638. As of October 31, 2007 our cash reserves were approximately $254,887. In their report on our year-end financial statements, our auditors expressed substantial doubt about our ability to continue as a going concern.

We will need additional working capital to continue or to be successful in any future business activities. Therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish our objectives. We are seeking equity financing to raise the necessary working capital. Based on our planned expenditures, we require additional capital of approximately $7,710,600 to carry out our exploration programs and proceed with our plan of operations over the next 12 months.

Financial Summary Information

All of the references to currency in this filing are to U.S. Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth under the section entitled "Management’s Discussion and Analysis", below, and our accompanying Financial Statements and related notes included elsewhere in this Prospectus.

1. Results of Operations – (a) Three months ended October 31, 2007 and 2006 (unaudited), and nine months ended October 31, 2007 and 2006 (unaudited), and for the period from January 19, 2006 (date of inception) to October 31, 2007

	Three months	Three	Nine	Nine	Period
	ended October	months	months	months	from January
	31,	ended	ended	ended	19, 2006 (date
	2007	October	October 31,	October	of Inception)
		31, 2006	2007	31, 2006	through October
					31, 2007

Revenues Costs and Expenses:	$0	$0	$0	$0	$0
General and Administrative	$ 391,968	-	$ 943,509	$10	$ 1,066,019
Mineral property and exploration	$ 383,390	-	$ 1,470,352	$ 3,267	$1,473,619
Total Operating Expenses	$ 775,358	-	$2,413,861	$3,277	$2,539,638
Net Loss	$ (775,358)	-	$ (2,413,861)	$ (3,277)	- $ (2,539,638)
Loss per common share (basic and fully diluted)	$ (0.010)	-	$ (0.033)	-	-
Weighted average common shares outstanding	78,707,896	-	73,966,530	-	-

(b) Fiscal year ending January 31, 2007 (audited)

	Year ending	Period from January 19,
	January 31, 2007	2006 (inception) to
January 31, 2007
Costs and Expenses:
General and Administrative	$ 122,510	$ 122,510
Mineral property and exploration	3,267	3,276
Total Operating Expense	125,777	125,777
Net Loss	$ (125,777)	$ (125,777)
Loss per common share (basic and assuming dilution)	$ (0.01)	-

(c) Balance Sheet Data

	October 31, 2007	January 31, 2007
	(unaudited)	(audited)
	($)	($)
Total Assets	1,285,393	-
Total Liabilities	87,466	100,037

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock. Throughout this Prospectus and Registration Statement, "we", "us", "our”, the “Company” or "Tecton" refer to Tecton Corporation.

Any investment in our common stock is speculative. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

12

Risks Related to Our Operating Results

1. If we do not obtain additional financing, our business plan will fail, which could prevent us from becoming profitable.

As of October 31, 2007 we had $254,887 in cash on hand. Our business plan calls for us to spend approximately $7,965,600 over the next 12 months beginning in January 2008, including amounts we plan to spend on exploring the Firefly Property and the Wapata Lake Property, amounts we expect to spend on acquiring interests in other mineral properties, and all of our general and administrative expenses. Based on our cash position as of October 31, 2007 we will require additional financing in the approximate amount of $7,710,600 in order to complete our plan of operations for the next 12 months. We are in the process of raising capital through the issuances of shares to non-U.S. residents. We may not be able to obtain all of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of our business plan and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in the possible failure of our business.

2. Because we are still in the initial exploration stages of our mineral concessions, there is a risk that the business could fail and this could result in a total loss of your investment.

We are still in the initial stages of exploring our mineral claims, and thus have no way to evaluate the likelihood of whether or not we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities, acquiring interests in mineral claims, and in conducting the preliminary exploration of mineral claims. We have not earned any revenues and have not achieved profitability as of the date of this Prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will likely fail and you may lose your entire investment in this offering.

3. There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

We have never earned revenues and we have never been profitable. Prior to completing exploration on our mineral properties, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses in the foreseeable future.

We have incurred a net loss of $2,539,638 for the period from January 19, 2006 (inception) to October 31, 2007, and have no revenues to date. Our ability to continue the exploration of our mineral claims is dependent upon our ability to obtain financing. If we are unable to generate financing to continue the exploration of our mineral claims, we will fail and you will lose your entire investment in this offering. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this Prospectus have been prepared assuming that we will continue as a going concern. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources or eventually produce sufficient revenues, we may be forced to sell our assets or curtail or cease our operations. If this happens, you could lose all or part of your investment.

4. Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and that our business may fail, and you could lose your entire investment.

We are in the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of uranium or other valuable minerals on the Firefly Property or the Wapata Lake Property. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of uranium or other minerals in any of our mineral claims. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration programs may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan, and you could lose your entire investment.

5. Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business, which could cause us to liquidate our assets and go out of business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our mineral properties, we may become subject to liability for such hazards, including pollution, cave-ins, lost circulations, stuck drill steel, adverse weather precluding drill site access and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to obtain such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

6. If we discover commercial reserves of precious metals on any of our mineral properties, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production. If we cannot commence commercial production, we may not be able to achieve revenues.

Our mineral properties do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade on any of our mineral claims, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and we may not be able to achieve revenues.

7. Because access to our mineral claims is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts, which could increase our operating expenses and prevent us from being profitable.

Access to the Firefly Property and/or the Wapata Lake Property may be restricted in the winter months. Inclement weather may result in significant delays in exploration efforts and may increase the costs of exploration, with the result that we may not be able to complete our exploration programs within our anticipated time frames or within our anticipated budgets, which could increase our operating expenses and prevent us from being profitable.

8. As we undertake exploration of the Firefly Property and the Wapata Lake Property, we will be subject to compliance with government regulations that may increase the anticipated time and cost of our exploration program, which could increase our expenses.

As we carry out our exploration program, we will be subject to the mining laws and regulations as dictated by the federal laws of the U.S. and Canada and the applicable local laws of San Juan County, Utah and the Province of Saskatchewan, Canada. We will be required to demonstrate our compliance with environmental and workplace safety laws, regulations and standards by submitting receipts showing the purchase of equipment used for workplace safety, the prevention of pollution or the undertaking of environmental remediation projects before we are able to obtain drilling permits. We will also be required to pay mining taxes to the U.S. and Canadian governments. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program. These factors could prevent us from becoming profitable.

9. We face strong competition from other mining companies for the acquisition of new properties. If we are unable to acquire new properties, we may not be able to generate significant revenues.

Mines have limited lives and, as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the U.S. and Canada and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable. If we are unable to acquire new properties, we may not be able to generate significant revenues or any revenues at all.

10. We may lose our rights to exercise options to acquire mineral rights in the Firefly Property and the Wapata Lake Agreement if we fail to meet certain payment requirements. If we lose our options to acquire those property rights, we may never achieve revenues and our business could fail.

We currently have option agreements to acquire mineral rights that relate to the Firefly Property and the Wapata Lake Property. In order to maintain and exercise our option on the Firefly Property, we must incur at least $750,000 in exploration expenses by May 30, 2010. In addition to making these payments, we are obligated to issue 200,000 shares of common stock to GeoX by May 30, 2008. We are also obligated to pay to GeoX a net smelter royalty equal to 3% of sales of uranium or other ores from the Firefly Property. In order to maintain and exercise our option in the Wapata Lake Property, we must incur annual exploration expenses of $2,746,000. As of October 31, 2007, we had incurred approximately $76,400 in exploration expenses, and we must incur a further $2,669,600 by February 4, 2008 to maintain our interest in the Wapata Lake Property. If we fail to make these expenditures, we will forfeit our rights to exercise the options. There can be no assurance that we will make the necessary payments by the required dates. If we lose our options to acquire the mineral rights, we may never achieve revenues.

11. We face competition from other mining companies for access to mining equipment, crews and geologists. Our inability to obtain labor and equipment could prevent us from completing our exploration program, which could prevent us from achieving revenues.

We plan to complete exploration programs for which we will need drill rigs, other equipment, contract geologists, and crews to operate the equipment. We have not yet entered into any agreements with services companies to provide us access to drill rigs or drilling crews for our exploration activities on our mineral properties. We face competition from other mining companies for access to mining equipment, crews and geologists. Currently, in the U.S. and Canada, there are large numbers of companies competing to obtain the services of rigs and crews. Inadequate rigs exist to meet current demand and the owners of rigs often give preference to larger drilling programs than that which we plan to carry out. If we are unable to obtain mining equipment and labor on commercially reasonable terms, this could increase our operating costs. If we are unable to obtain mining equipment and labor we will not be able to complete our exploration program and we may not be able to achieve revenues.

Risks Associated with this Offering

12. Because the SEC imposes additional sales practice requirements on brokers who deal in penny stocks, some brokers may be unwilling to trade our shares. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), which imposes additional sales practice requirements on broker-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to participate in the market for our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

13. The price and trading volume of our common stock has been highly volatile and could adversely affect your ability to sell your shares and the available price for the shares when sold.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “TEON.OB”. The market for our stock is highly volatile. We cannot guarantee you that there will be a market in the future for our common stock. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a negative effect on the market price for our common stock. You may not be able to sell your shares at your purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling shareholders.

14. We do not intend to pay any dividends and there will be fewer ways in which you can make a gain on an investment in us.

We do not intend to pay any cash or stock dividends for the foreseeable future. To the extent that we require additional funding not currently provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare any dividends, any gain on an investment in us will need to occur through the appreciation of our stock price.

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered through this Prospectus by the selling shareholders.

Dilution

All 30,730,000 shares of common stock to be sold by the selling shareholders are currently issued and outstanding. Accordingly, their sale will not result in any dilution to our existing shareholders.

Plan of Distribution

Our common stock is quoted on the OTC Bulletin Board under the symbol “TEON.OB.” The actual price of the shares sold by the selling shareholders will be determined by prevailing market prices at the time of sale or any prices determined by the selling shareholders.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in prices due to factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a senior stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a negative effect on its market price.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  at prevailing market prices;
  in privately negotiated transactions; or
  in any combination of these methods of distribution.

The sales price to the public may be:

  the market price prevailing at the time of sale;
  a price related to such prevailing market price; or
  such other price as the selling shareholders determine from time to time.

We are bearing all costs related to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore are considered to be underwriters, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;
  furnish each broker or dealer through which the common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

Regulation M

During such time as the selling shareholders may be engaged in a distribution of any of the shares registered by this registration statement, the selling shareholders will be required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling shareholders of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered herein.

In regards to short sells, the selling shareholders cannot cover their short sales with shares from this offering. In addition, if such short sales are deemed to be stabilizing activities, then the selling shareholders will not be permitted to engage in short sales of our common stock. All of these limitations may affect the marketability of the shares.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with prices of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements;
  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
  contains a toll-free telephone number for inquiries on disciplinary actions;
  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
  contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer, prior to effecting any transaction in a penny stock, with:

  bid and offer quotations for the penny stock;
  the compensation of the broker-dealer and its salesperson in the transaction;
  the number of shares to which such bid and ask quotations apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to the foregoing penny stock rules. Therefore, stockholders may have difficulty selling our securities.

Selling Shareholders

The 12 selling shareholders are offering shares of common stock already issued, which were initially issued as part of the following shares issuances:

On December 1, 2006 we issued an aggregate of 198,010 shares of common stock to Douglas Oliver, Charles W. Reed, Harvey S. Roseff and various other non-U.S. investors. The shares were issued pursuant to a dividend in kind that was declared by Hemis Corporation on December 1, 2006. Hemis was our parent company, before we were spun off as a separate entity on December 1, 2006. The common shares issued were valued at the par value of our common stock.

On December 2, 2006 we issued an aggregate of 49,000,000 shares of our common stock to Douglas Oliver and various non-U.S. investors, at par value, in exchange for cash proceeds of $4,900.
On December 10, 2006 we issued an aggregate of 5,220,000 shares of common stock to Island Stock Transfer and various non-U.S. investors in exchange for cash at $0.001 per share.
On February 16, 2007 we issued an aggregate of 580,000 shares of common stock to various non-
U.S. investors in exchange for cash at $0.25 per share.
On March 12, 2007 we issued an aggregate of 4,424,000 shares of common stock to various non-
U.S. investors in exchange for cash at $0.25 per share.
On April 30, 2007 we issued an aggregate of 355,000 shares of common stock to various non-U.S. investors in exchange for cash at $0.25 per share.
On May 26, 2007 we issued an aggregate of 365,000 shares of common stock to various non-U.S. investors in exchange for cash at $0.25 per share.
On June 5, 2007 we issued 200,000 shares to GeoXplor to acquire the exclusive right to conduct exploration on the Firefly Property for an agreed term.
On July 11, 2007 we issued an aggregate of 2,034,000 shares of common stock to various non-
U.S. investors in exchange for cash at $0.25 per share.
On July 23, 2007 we issued an aggregate of 460,000 shares of common stock to one non-U.S. investor in exchange for cash at $0.25 per share.
On August 23, 2007 we issued an aggregate of 440,000 shares of common stock to one non-U.S. investor in exchange for cash at $0.25 per share.
On September 13, 2007 we issued an aggregate of 430,000 shares of common stock to non-U.S. investors, of which 370,000 shares were issued in exchange for cash at $0.25 per share and 60,000 shares were issued in exchange for services rendered to us.

Of the issuances described above, 30,730,000 common shares are being registered by the selling shareholders.

Four million five hundred thousand of the shares being offered by the selling shareholders were purchased from our directors and officers, who acquired their stock pursuant to Regulation S of the Securities Act. These purchases were also exempt from registration pursuant to Regulation S.

Shares issued to any US residents were exempt from registration pursuant to Rule 4(2) of the Securities Act. All of the other securities issuances described above were exempt from registration under Regulation S of the Securities Act.

The following shares that are being registered are controlled by our directors and officers:

  7,500,000 of the 15,579,750 common shares held by Norman Meier, our director, President and Chief Executive Officer; and
  7,500,000 of the 7,518,370 common shares held by Bruno Weiss, our director and Chief Financial Officer.

The following table provides, as of January 8, 2008, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered by each;
  the total number of shares that will be owned by each upon completion of the offering, assuming all shares are sold that are being registered;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.
			Maximum
	Shares		Number of		Percentage
	Owned Prior		Shares	Beneficial	Owned upon
Name of Selling	to this		Being	Ownership	Completion of
Shareholder	Offering (1)	Percentage	Offered	After Offering	the Offering

Cloudless Investment Ltd (3)	2,500,000	3.2	2,500,000	0	0
Desperado Ltd (4)	2,500,000	3.2	2,500,000	0	0
Esperanza Ltd (5)	3,750,000	4.8	3,750,000	0	0
GeoXplor Corp. (10)	100,000	(2)	100,000	100,000	(2)
Matthew Harrington	600,000	(2)	90,000	510,000	(2)
Norman Meier (6)	15,579,750 (7)	19.9	7,500,000	8,079,750	10.33
Don Pica	600,000	(2)	90,000	510,000	(2)

Sedona AG (8)	2,109,000 (9)	2.7	1,700,000	409,000	(2)
Shannon Meier	2,000,000	2.6	2,000,000	0	0
Udino Investment Ltd (11)	2,000,000	2.6	2,000,000	0	0
Ulla Investment Ltd (12)	1,000,000	1.3	1,000,000	0	0
Bruno Weiss (13)	7,518,370	9.6	7,500,000	18,370	(2)
TOTAL	40,257,120	49.9	30,730,000	9,627,120	10.33

(1) The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this Prospectus.

(2)	Less than 1%.

(3)	Andrea Stöckli has voting and investment control over Cloudless Investment Ltd.

(4)	Victor Gallus has voting and investment control over Desperado Ltd.

(5)	Keyvan Shokoofh has voting and investment control over Esperanza Ltd.

(6)	Norman Meier is our President, CEO and a director.

(7)	Includes 1,010,000 shares held in the name of Noeme Investment Corporation, a company over which Norman Meier has voting and investment control.

(8)	Costantino Pinelli has voting and investment control over Sedona AG.

(9)	Of which 728,334 shares were registered on a registration on form SB-2 which was declared effective by the SEC on April 18, 2007.

(10)	John Rud has voting and investment control over shares held by GeoXplor Corp.

(11)	Aleksi Luumi has voting and investment control over Udino Investment Ltd.

(12)	Matthias Chiarello has voting and investment control over Ulla Investment Ltd.

(13)	Bruno Weiss is our Chief Financial Officer and a director.

The percentages are based on the 78,245,810 shares of common stock outstanding on January 8, 2008 and assume that the selling stockholders will sell all shares being registered.

Other than as described above, none of the selling shareholders or beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of any of our predecessors or affiliates.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of our properties or subsidiaries.

Directors, Executive Officers, Promoters, and Control Persons

Directors and Officers

Our bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at three, but there are currently two directors.

Our current directors and officers are as follows:

Name	Age	Position
Dr. Norman Meier, PhD, MBA	33	Director, President, Chief Executive Officer,
Bruno Weiss	53	Director, Chief Financial Officer, Secretary
Dr. Douglas Oliver, PhD	56	Chief Operating Officer

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Dr. Norman Meier, Director, President and Chief Executive Officer

Norman Meier is our founder and has been our director, President and Chief Executive Officer since our inception on January 19, 2006. Since May 1, 2005 Dr. Meier has also been, and continues to be a director, President and Chief Executive Officer of Hemis Corporation, a gold exploration company. We were a wholly owned subsidiary of Hemis before we were spun off from Hemis through a dividend declaration on December 1, 2006. Hemis is quoted on the OTC Bulletin Board under symbol “HMSO.OB”. From May 2004 to May 2005 Dr. Meier was the founder and President of LEAP Institute LLC, a company in the business of providing financial services and investment advice to private investors and companies. From November 2002 to April 2004 he worked as Manager of Global Sales Support for Man Investments, Switzerland, where he managed a global sales team in the hedge fund industry that raised money from financial institutions, bank and brokers around the world. From April 2002 to October 2002 Dr. Meier worked as an Investment Advisor at Canaccord Capital in Vancouver, British Columbia, Canada, where he established and managed portfolios, integrated risk management strategies, evaluated performance models for existing portfolios, provided investment advice and traded in securities. From 1995 to 2001 he worked at AWD Independent Financial Services, Switzerland, initially as a financial advisor, and later as a team manager. Norman Meier has a PhD in Human Behavior, an MBA and a BA, all from Newport University in Switzerland. He holds two designations from the Canadian Securities Institute: a Canadian Investment Manager Designation and a Derivatives Market Specialist Designation. He also holds a Financial Planning Designation from AWD Switzerland.

Bruno Weiss, Director and Chief Financial Officer

Bruno Weiss has been our director and Chief Financial Officer since December 2, 2006 and has been Chairman of our Corporate Governance Committee since September 7, 2007. Mr. Weiss has also been a director and the Chief Financial Officer of Hemis Corporation, our former parent company, since May 1, 2005. Hemis Corporation is a public company in the business of gold exploration and is quoted on the OTC Bulletin Board under the symbol “HMSO.OB”. Mr. Weiss is also a director of Aurum Corporation, Allegra Corporation, Stratos Gold Corporation and Sirius Corporation, all of which are private companies and former subsidiaries of Hemis Corporation. Mr. Weiss has worked in the financial industry for over 30 years. He has extensive experience in foreign exchange trading and management and in marketing hedge funds. From July 2002 to the present, Mr. Weiss has been the Managing Director and Hedge Fund Consultant for Glayva Investment GmbH, Switzerland, where he marketed different classes of hedge funds until February 2006. Glavya Investment GmbH changed its name in 2005 to Tecton Switzerland GmbH, and now provides consulting services to Tecton Corporation and acts as Tecton’s agent in Switzerland. From October 1992 to June 2002 Mr. Weiss was the Managing Director, Investment Manager of Foreign Exchange Portfolios at Weiss and Partners, Currency Investment and Consulting in Switzerland. There he acquired and managed a portfolio for Swiss and European investors, project managed an independent multi-manager group in foreign exchange (the "Swiss Forex Multimanagers"), and developed and implemented in-house foreign exchange funds in cooperation with a Geneva private bank and a Luxemburg SICAV fund for a Swiss national bank. From 1988 to 1992 Mr. Weiss was the Strategic Foreign Exchange Manager for several banks, including the Clariden Bank in Zurich, Switzerland. From 1981 to 1987 he was the Head of the Foreign Exchange Department and Treasurer of UBS, Zurich Switzerland and Tokyo, Japan. Since October 12, 2006 Mr. Weiss has also acted as a director on the board of UC Resources Ltd.

Dr. Douglas Oliver, Chief Operating Officer

On December 2, 2006, Dr. Douglas Oliver was appointed our Chief Operating Officer. On September 14, 2007 Dr. Oliver voluntarily resigned his directorship, but he remains our Chief Operating Officer, overseeing all of our exploration and day-to-day activities. Dr. Oliver was a director of Hemis Corporation from March 21, 2006 until September 14, 2007, and was also Vice-President Operations and Chief Geologist of Hemis Corporation, a public company in the gold exploration business, since January 1, 2007. Hemis Corporation is our former parent company. For the past five years, Dr. Oliver has taught Geology at Tarrant County College and the University of Texas at Arlington. Dr. Oliver is currently on the research faculty at the University of Arkansas. Dr. Oliver has 12 years of experience in corporate mineral exploration focusing primarily on the western United States and Alaska. He worked as an Exploration Geologist for Occidental Minerals Corporation of Lakewood, Colorado, from 1977 to 1983 where he managed precious metal exploration projects in Nevada, Utah and Idaho. He also supervised a molybdenum porphyry exploration project in Utah. From 1983 to 1986 Dr. Oliver worked as the Senior Exploration Geologist for Tenneco Minerals in Anchorage, Alaska. There, he was the project manager for a volcanogenic massive sulfide reconnaissance program in southeast Alaska and a disseminated gold project in northeastern Nevada. Dr. Oliver also brings eight years of international and domestic geological and management consulting experience to Tecton. Dr. Oliver has provided geologic and economic evaluations of precious metal exploration projects in Honduras, Nevada and the Yukon, diamond deposits in Colorado and has consulted for the State of Alaska Attorney General's office providing geologic and economic evaluations of a volcanogenic massive sulfide deposit in south-central Alaska. Dr. Oliver holds a PhD from Southern Methodist University in Dallas, Texas, and an MBA from The University of Texas.

Other than as disclosed above, our directors and officers currently do not serve on the boards of other public companies.

Family Relationships

There are no family relationships among our officers or directors.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or
  being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, without the judgment being reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not presently require an audit committee or a financial expert on our Board of Directors to carry out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Tecton and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Corporate Government Committee

On September 7, 2007 our Board of Directors approved the establishment of a Corporate Governance Committee, of which Bruno Weiss, our CFO, is the Chairman, and a “Related Party Transaction Policy”. The purpose of the Corporate Governance Committee includes, but is not limited to, reviewing and approving our policies and procedures for reviewing and approving or ratifying related person transactions (i.e. transactions within the scope of Item 404 of Regulation S-B), and, to the extent no other policy or procedure applies to a particular proposed related person transaction, reviewing and approving or ratifying such a transaction. Our procedure for reviewing related party transactions is set out in our “Related Party Transaction Policy” procedure, which is included as an exhibit to this Prospectus. In this way, we are able to address any conflict of interest that may arise between our business and the future business activities of our directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of January 8, 2008, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of January 8, 2008, there were 78,245,810 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

		Amount and
	Name and Address of Beneficial Owner	Nature of
Title of Class		Beneficial	Percent of
		Ownership	Class
Common	Norman Meier (1)	15,579,750 (2)	19.9%
	Neuhofstrasse 8
	8600 Dübendorf, Switzerland
Common	Bruno Weiss (3)	7,518,370	9.6%
	Freudenbergstrasse 26
	9113 Degersheim
	Switzerland
Common	Douglas Oliver (4)	1,000,500	1.3%
	11564 Belfry Point
	Bentonville, AR 72712
	All Officers and Directors as a Group	24,098,620	30.8%

(1)	Norman Meier is the President and Chief Executive Officer and a director of Tecton.

(2)	Includes 1,010,000 shares owned by Noeme Investment Corporation, a company over which Norman Meier has voting and investment control.

(3)	Bruno Weiss is the Chief Financial Officer and a director of Tecton.

(4)	Douglas Oliver is the Chief Operating Officer of Tecton.

Changes in Control

There are currently no arrangements which would result in a change in control of our company. There is no compensatory plan or arrangement with respect to any individual named above which results, or will result, from the resignation, retirement or any other termination of employment with us, or a change in our control.

Description of Securities

Common Stock

As of January 8, 2008 we have 78,245,810 common shares outstanding. We have outstanding obligations to issue the following securities: (a) up to 550,000 common shares pursuant to warrants we have issued at an exercise price of $0.10 per share until February 5, 2009 and (b) 550,000 common shares pursuant to options we issued at an exercise price of $1.00 per share until April 1, 2009. Other than these warrants and options, we have no outstanding derivative securities.

Our authorized capital stock consists of 80,000,000 common shares and 20,000,000 preferred shares with $0.0001 par value. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by the Board of Directors. Upon our liquidation or dissolution, whether voluntary or involuntary, all shares of the common stock are entitled to share equally in our assets available for distribution to stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. As of January 8, 2008 no cash dividends have been declared.

We do not intend to issue any cash or stock dividends in the near future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.

On May 23, 2007 we issued a stock dividend in the amount of $0.00001 per share on the issued and outstanding common shares of Tecton as of May 23, 2006 for which we issued one common share of Tecton Uranium Corporation for every $0.00001 of dividend declared, which amounted to one share of Tecton Uranium Corporation for every 1 share of Tecton. Prior to the stock dividend, Tecton Uranium was a wholly owned subsidiary of Tecton. After the stock dividend, Tecton’s shares in Tecton Uranium were cancelled, so that Tecton now has no ownership interest in Tecton Uranium Corporation.

Stock Transfer Agent

Island Stock Transfer has been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

The 30,730,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. A total of 15,000,000 common shares are being registered by our officers and directors; 1,750,000 shares beneficially held by Norman Meier, our President and Chief Executive Officer, and 1,750,000 shares held by Bruno Weiss, our Chief Financial Officer.

Of the 47,515,810 shares of our issued common stock that are not being registered in this Prospectus, 20,367,595 shares were registered on a Registration Statement on Form SB-2 which was declared effective by the SEC on April 18, 2007, and was further amended pursuant to a post-effective amendment which was declared effective by the SEC on October 4, 2007. Of the remaining unregistered shares, 3,008,870 shares have been held by affiliates for more than a year and approximately 12,500,390 shares have been held by non affiliates for more than a year (taking into consideration that these shareholders would be entitled, for the purposes of Rule 144, to calculate the holding period of common stock in Tecton that they received as a dividend declaration, from the date they acquired their shares in our former parent company, Hemis Corporation).

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of: (i) 1% of the then outstanding shares of our common stock; or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and the availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in Tecton or any of our subsidiaries. Additionally, no such expert or counsel was connected with Tecton or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements as of January 31, 2007 and our latest unaudited interim financial statements for the quarter ending October 31, 2007 are included in this Prospectus in reliance upon Peterson Sullivan PLLC, Independent Registered Public Accounting Firm, as experts in auditing and accounting.

Reports to Security Holders

We are subject to the reporting and other requirements of the Exchange Act and we are required to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at their Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Description of Business

Incorporation

We were incorporated as a Nevada company on January 19, 2006 as a wholly owned subsidiary of Hemis Corporation, a public company quoted on the OTC Bulletin Board under the symbol “HMSO.OB”. On December 1, 2006 Hemis declared a dividend in the amount of one common share of Tecton for every $0.0001 of dividend declared, which equated to one common share of Tecton for every 100 shares of Hemis owned as at December 1, 2006. At the same time the dividend was declared, Hemis cancelled its share ownership in Tecton. The effect of this dividend declaration and share cancellation was that Tecton was spun off as an independent company.

We have been engaged in the acquisition, exploration and development of mineral properties since our inception.

Overview

We are engaged in the acquisition of uranium properties that are either past producers or have been the subject of prior work programs and/or contain historic resources. Additionally, we are looking to acquire other selective early stage properties. Our geographic focus is the United States and Canada.

Ace of Spades

On December 20, 2006 we acquired the rights to the “Ace of Spades” property on Texada Island, British Columbia, Canada from David Anthony Zamida for a final purchase price of approximately $3,267. No formal agreement was ever entered into; we only have a receipt of purchase as proof of our interest in this property. We do not plan to explore this property; instead we plan to option this property to another mining company within the next 12 months.

Wapata Lake

On January 22, 2007 we signed an agreement with the Saskatchewan Syndicate to acquire an option to purchase a 100% interest in the mineral rights to a property with uranium potential in Wapata Lake, Saskatchewan, Canada (the “Wapata Lake Property”). The Saskatchewan Syndicate is comprised of Timothy Young of Vancouver, B.C., and 455702 B.C. Ltd. We signed an addendum to this agreement on January 31, 2007 and a further amendment to the agreement on October 1, 2007, effective as of September 10, 2007 (together, the “Wapata Lake Agreement”).

The Wapata Lake Agreement originally called for a final $500,000 payment to be made by us to the Saskatchewan Syndicate on September 1, 2007. The amendment agreement signed on October 1, 2007 has extended the due date, changed the payment structure and increased the amount to be paid by $50,000, as follows:

1.	a first payment of $250,000 due on September 14, 2007 (made and received) and;
2.	a second payment of $300,000 due by November 14, 2007 (made and received).

Pursuant to the amendment, we now also have the right to abandon a portion of the property in the same manner as we could the entire property.

We are in the process of transferring title to the mineral rights, and we expect the transfer to be complete within one month.

Firefly

On May 30, 2007 we entered into an agreement with GeoXplor Corp. (“GeoX”) whereby we acquired an option to acquire a 100% interest in certain mining properties located in San Juan County, Utah (the “Firefly Property”). The Firefly Property is comprised of an area of approximately 40,000 acres containing 207 unpatented federal mining claims with uranium potential within the La Sal uranium trend, that were issued to GeoX by the Bureau of Land Management. The claims cover both the Firefly and the Grey Daun mines.

Our plan of operation is to carry out exploration of the Firefly Property and the Wapata Lake Property and to acquire other selective early stage properties in the U.S. or Canada. Our plan of operation does not include exploration of the Ace of Spades property, as we intend to option this out to another mining company within the next 12 months. Our specific exploration plan for the Firefly Property and the Wapata Lake Property, together with information regarding the location and access, history of operations, present condition and geology of the property, is presented in this Prospectus under the heading “Description of Properties”.

We are an exploration stage company. All of our mineral projects are at the exploration stage and there is no assurance that any of them contain a commercially viable ore body. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining the property is determined. We plan to undertake such further exploration, however we anticipate that we will require significant additional financing in order to do so, and there is no assurance that we will be able to obtain the necessary financing in the future. Even if we do obtain the financing, there is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists at either of the properties.

As of October 31, 2007 we have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on the Firefly Property or the Wapata Lake Property. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

Exploration Program

Our exploration program will be directed by our management and will be supervised by Dr. Douglas Oliver, our Chief Operating Officer. We will engage contractors to carry out our exploration programs under Dr. Oliver's supervision. We plan to engage project geologists, geochemical sampling crews and drilling companies as contractors, depending on the specific exploration program of the property. Our budget for the exploration program is set forth in the section of this Prospectus entitled “Description of Properties”. We plan to solicit bids from drilling companies prior to selecting any drilling company to complete a drilling program. We anticipate paying normal industry rates for core drilling.

We plan to complete our exploration programs within the periods specified in the section of this Prospectus entitled “Description of Properties”. Key factors that could delay completion of our exploration programs beyond the projected timeframes include the following:

(a)	Poor availability of drill rigs due to high demand;
(b)	Adverse weather; and
(c)	Our inability to obtain sufficient funding.

Key factors that could cause our exploration costs to be greater than anticipated include the following:

(a)	adverse drilling conditions, including caving ground, lost circulation, the presence of artesian water, stuck drill steel and adverse weather precluding drill site access;
(b)	increased costs for contract geologists and geochemical sampling crews due to increased demand in Utah and Saskatchewan; and
(c)	increased drill rig and crew rental costs due to high demand in Utah and Saskatchewan.

Our Board of Directors will make determinations as to whether to proceed with additional exploration of the Firefly Property and the Wapata Lake Property based on the results of the preliminary exploration that we plan to undertake. In completing these determinations, we will make an assessment as to whether the results of the preliminary exploration are sufficiently positive to enable us to achieve the financing that will be necessary for us to proceed with more advanced exploration.

We plan to continue exploration of our mineral claims for as long as the results of the geological exploration that we complete indicate further exploration of our mineral claims is recommended and we are able to obtain the additional financing necessary to enable us to continue exploration. All exploration activities on the Firefly and Wapata Lake Properties are presently preliminary exploration activities. Advanced exploration activities, including the completion of comprehensive drilling programs, will be necessary before we are able to complete any feasibility studies on any of our mineral properties. If our exploration activities result in an indication that the mineral properties contain a potentially commercially exploitable quantity of uranium, we will attempt to complete feasibility studies on the property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claims will be commercially feasible even if our initial exploration program shows evidence of uranium mineralization.

If we determine not to proceed with further exploration of the Firefly Property or the Wapata Lake Property due to results from geological exploration that indicate further exploration is not recommended, or due to our lack of financing, we will attempt to acquire additional interests in new mineral resource properties in Canada and the U.S. Due to our limited finances, there is no assurance that we will be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct resource exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we undertake will be subject to our achieving additional financing, of which there is no assurance.

Competition

We are a new and unestablished mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, our competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties and the price of the investment .

We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Government Regulations

General

Any operations at the Firefly Property or the Wapata Lake Property will be subject to various federal and state laws and regulations in the U.S. and Canada which govern prospecting, development, mining, production, exports, taxes, labour standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will be required to obtain those licenses, permits or other authorizations currently required to conduct exploration and other programs. There are no current orders or directions relating to us or our mineral claims with respect to the foregoing laws and regulations. If we escalate our operations at these claims, it is reasonable to expect that compliance with various regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, ongoing efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development or mining operations on any of our mineral properties. We are not presently aware of any specific material environmental constraints affecting our properties that would preclude the economic development or operation of property in the U.S. or Canada.

Firefly

U.S. Federal Laws

The U.S. Forest Service requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional costs and delays to any mining project undertaken by us.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Any future mining operations at the Firefly Property may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures for pollution control in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, ("CERCLA") imposes strict joint and several liability on parties associated with releases or threats of releases of hazardous substances. Those liable groups include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to the Firefly Property or surrounding areas.

Wapata Lake

Canadian mining laws contain several regulations that restrict and regulate mineral property development and exploration. In particular, the Saskatchewan uranium industry is one of the most closely regulated industries in the world. The laws include but are not limited to requiring work permits, the posting of bonds and the performance of remediation work for any physical disturbance to the land. In addition, all mine sites are governed by very strict regulations pertaining to any emissions on the site and are subject to strict air quality standards. These costs are expected to be incurred at least modestly in the future.

The Saskatchewan Mining Association has an Environmental Protection Policy that mandates optimum safeguards for the protection of the environment and encourages ongoing dialogue to develop best practices.

All mines are now required to provide financial assurance so that in the event a mine is abandoned in the future the funding is in place to reclaim the site. Before a license is even given to operate, mines are required to submit plans showing how the site will be reclaimed once mining ceases. These plans go through a thorough public review process before a decommissioning license is granted. This review may take several months. For any work undertaken on the property, we will be responsible for sustaining the cost of any reclamation and remediation needed if commercial extraction does commence.

During the initial phases of our exploration program there will not be any significant disturbances to the land surface and hence, no government approval is required.

As we do not know the extent of the exploration program that we will be undertaking, we can not estimate the expected remediation and reclamation costs of the property. Hence, it is impossible at this time to assess the impact of any capital expenditures on earnings or our competitive position if an economically viable deposit is discovered.

Upon commencing commercial production, greater environmental impacts will increase the costs of complying with permit and environmental laws compared to previous phases. At this stage, permits and regulations will regulate much of our production program to limit environmental impact. Some examples of regulatory requirements that may be encountered include but are not limited to:

  an impact report on the local flora and fauna;
  water standards imposed on any water discharged;
  monitoring of ground water to ensure minimal or no contamination;
  all material to be left on the surface will need to be environmentally benign; and
  socio-economic impacts will have to be evaluated and re-mediated if deemed negative.

Before we can commence the production phase we will need to submit an application to commence mining operations with the Saskatchewan Environment and Resource Management office. This application is subject to review by a project committee, and the committee will ultimately advise the government as to whether our application should be approved or rejected. This process may involve steps such as consulting public and other interested parties for comments or requesting of additional information from us. The length of time and cost of this process is dependant upon, among other factors, the size of the proposed mining operation.

Research and Development Expenditures

We have not spent any amounts on research and development activities since our inception. Our planned exploration program expenditures are summarized under the section of this Prospectus entitled “Description of Properties”.

Employees and Consultants

As of January 8, 2008 our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer work as part time consultants, each contributing approximately 20% of their time to Tecton. We have also retained geologist consultants on a part-time basis. In addition, we also engage independent consultants in the areas of marketing, accounting, bookkeeping and legal services.

Details of the employment and consulting agreements that we have entered into are described in further detail below under the heading entitled “Employment and Consulting Agreements”.

Conflicts

Norman Meier also serves as director, President and CEO of Aurum Corporation and Allegra Corporation; Bruno Weiss also serves as director and CFO of Aurum Corporation, Stratos Gold Corporation, Sirius Corporation and Allegra Corporation; and Doug Oliver also serves as Chief Operating Officer of Aurum Corporation, Stratos Gold Corporation, Allegra Corporation, and Sirius Corporation. Each of these were private companies and former subsidiaries of Hemis Corporation (OTC Bulletin Board symbol HMSO.OB), before being spun off as independent companies in 2006 and 2007. Norman Meier also serves as director, President and CEO of Hemis Corporation; Bruno Weiss also serves as director and CFO of Hemis Corporation; and Doug Oliver also serves as VP Operations of Hemis Corporation.

While all of the foregoing companies are involved in the mining industry, each has a different geographical focus and explores for different types of minerals. In this way, we do not anticipate any conflicts of interest arising between us and Hemis, Aurum, Stratos, Allegra or Sirius. We do not have any formal agreements with any of these companies with respect to conflicts of interests.

On September 7, 2007 our board of directors approved the establishment of a Corporate Governance Committee, of which Bruno Weiss, our CFO, is the Chairman, and a “Related Party Transaction Policy”. The purpose of the Corporate Governance Committee includes, but is not limited to, reviewing and approving our policies and procedures for reviewing and approving or ratifying related person transactions (i.e. transactions within the scope of Item 404 of Regulation S-B), and, to the extent no other policy or procedure applies to a particular proposed related person transaction, reviewing and approving or ratifying such transactions. Our procedure for reviewing related party transactions is set out in our “Related Party Transaction Policy” procedure, which is included as an exhibit to this Prospectus. In this way, we are able to address any conflict of interest that may arise between our business and the future business activities of our directors.

Intellectual Property

We have not filed for any protection of our trademark. The only intellectual property we own is our trademark and logo for Tecton.

Description of Property

Our principal executive offices are located at Bettlistrasse 35, 8600 Dübendorf, Switzerland. This office contains two rental suites and we pay a monthly rental fee of approximately $800. We also have an office at 5348 Vegas Drive, #226, Las Vegas, NV 89108. For this office, we pay $130 annually for mail forwarding. Our telephone number at this address is (702) 387 2382.

Our mineral properties are described below.

Ace of Spades

We acquired this project from David Anthony Zamida on December 20, 2006 for a final purchase price of $3,267. No formal agreement was ever entered into; we only have a receipt of purchase as proof of our interest in this property. We plan to option this property to another mining company within the next 12 months.

1. Location and Access

This project consists of 200 acres on Texada Island, 80 km northwest of Vancouver, British Columbia, Canada. Access to the island is by ferry from Powell River.

The claim group is located from 50 m to 350 m. The lower part of the property below 150 m and between the showing and Gillies Bay has been logged in the past and is covered by logging slash. The rest of the property comprises second growth hemlock and cedar with scattered zones of primary timber cover.

2. History of Operations

There is no record of assessment reports having been filed on the claims or any previous claims staked in the immediate vicinity. Previous claims in the area appear to have been kept in good standing by physical work being carried out. The trenches in the area of the showing appear to have been excavated during the course of prospecting. The earliest record of work in the area is reported to have been in the late 1920s. Discovery of gold bearing material in the area was made by a hunter. Claims were staked and some excavation carried out. After the initial wave of enthusiasm, in which when results were not as promising as anticipated, little work appears to have been carried out.

Firefly Property

On May 30, 2007 we acquired an option to acquire a 100% interest in certain mining properties located in the state of Utah from GeoXplor Corp. (“GeoX”) that were issued to GeoX by the Bureau of Land Management. The claims cover both the Firefly and the Grey Daun mines.

1. Location and Access

The Firefly property is located in southeastern Utah about 190 miles (304 km) southeast of Salt Lake City, and about 25 air miles southeast of Moab, as shown in Figures 2 and 3, below.

37

7

FIREFLY
Hanksville
WAYNE
Dirty Devil
Canyonlands National Park
GARFIELD
North Wash
UTAH
Monticello
Monti La Sal National Forest
Bullfrog Creek
SAN JUAN
Blanding
International
Uranium
Processing Plant
N
SCALE
40 MILES
Glen Canyon National Recreation Area
KANE
San Juan
Montezuma Creek
Mexican Hat
San Juan Arm

FIGURE 3 - LOCATION MAP - SAN JUAN COUNTY

The claims are located on the La Sal Quadrangle in San Juan County, Utah. They lie within sections 25, 30 and 31in T28S R25E and R26E.

9

NATIONAL
FOREST
FM 1
FM 2
FM 12
FM 4
FM 15
FM 7
FM 21
FM 8
FM 23
Fire 20
Fire 22
Fire 27
Fire 28
Fire 31
Fire 32
Fire 34
FM 39

FIGURE 4 CLAIM MAP - FM AND FIRE CLAIMS

39

At present the Firefly Property is accessible by road. From Salt Lake City, Highway 91 is followed southerly to the village of La Sal which lies about 20 miles (32 km) south of Moab. From this point Highway 46 is followed easterly from La Sal, a distance of about 10 miles (16 km). About 1 mile (1.6 km) east of Pine Lodge Ranch a dirt FWD road runs northerly about 0.4 miles to the Firefly adit. To the northwest, a network of FWD drill access roads provides access to most of the property (see Figure 5 below). The nearest towns to the claims are Blanding and Monticello, both small centers of commerce and the nearest city (Salt Lake City) lies approximately 190 miles to the northwest.

The Firefly property is favorably situated within the highly prospective La Sal uranium trend lying between the orthogonally oriented Uravan, Colorado uranium trend to the east and the Lisbon Valley uranium district to the southwest. Together, these three areas comprise one of the most productive uranium regions in the United States with total production in excess of 150 million lbs of U3O8, largely from the 1940s to the 1980s.

2. Ownership Interest

On May 30, 2007 we entered into an agreement (the “Firefly Agreement”) with GeoX whereby we acquired an option to acquire a 100% interest in certain mining properties, located in San Juan County, Utah (the “Firefly Properties”). The Firefly Properties cover an area of approximately 40,000 acres containing 207 unpatented federal mining claims with uranium potential, located within the La Sal uranium trend, that were issued to GeoX by the Bureau of Land Management. The claims cover both the Firefly and the Grey Daun mines.

Exclusivity of Exploration: Under the terms of the Firefly Agreement, we acquired the exclusive right to conduct exploration on the Firefly Properties during the term of the agreement in return for $200,000 cash and 200,000 shares of our common stock. The cash payment and the issuance of shares to GeoX occurred on June 5, 2007. We are also required to incur certain minimum annual exploration expenditures and issue additional shares of our common stock to GeoX in order to maintain the Firefly Agreement and fully exercise the option, as described below.

Payment Schedule: Exploration Expenditure and Shares to be Issued

Due Date	Amount	Description
May 30, 2008	$200,000	Minimum annual exploration expenditure.
On or before May 30, 2008	200,000 common shares of Tecton	Share issuance.
May 30, 2009	$250,000	Minimum annual exploration expenditure.
May 30, 2010	$300,000	Minimum annual exploration expenditure.
Total	$750,000

As of October 31, 2007 we have incurred exploration expenses of $97,256.83 on the Firefly Property. We are contractually required to incur minimum annual exploration expenses of $200,000, and thus we must incur an additional $102,743 in expenses by May 30, 2008 in order to maintain our option.

Registration of Shares: We have also agreed to submit for registration under the Securities Act half of the common shares that we issue to GeoX under the Firefly Agreement within a year of the issuance of those shares, as outlined in the schedule provided below.

Due Date	Shares to be Registered
On or before December 25, 2007	100,000 common shares
On or before November 30, 2008	100,000 common shares

Royalty Payment: Net Smelter Royalty and Required ‘Event’ Payments: We are also obligated to pay to GeoX a net smelter royalty (“Net Smelter Royalty”) equal to 3% of sales of uranium or other ores from the Firefly Properties. At any time, we may acquire 50% of the rights of GeoX to the Net Smelter Royalty by paying GeoX $1,000,000 and issuing GeoX 500,000 shares.

We have also agreed to make the following payments:

	Event	Required Payment
Upon earlier of:
a)	Receipt by Tecton of a feasibility study recommending production; and,	$1,000,000
b)	May 30, 2010.
Upon earlier of:
a)	Commencement of construction of mine on Firefly Property; and,	$1,000,000
b)	May 30, 2011.
Upon earlier of:
a)	Commencement of commercial production from Firefly Property; and,
b)	May 30, 2012.
Upon receipt of first $1,500,000 from commercial production from the Firefly Property.		$1,500,000

Termination: We may terminate the Firefly Agreement at any time upon 30 days written notice of termination to GeoX. The Agreement will automatically terminate if any of the option payments as described in the foregoing payment schedule are missed.

In the event that we terminate the Firefly Agreement, or abandon any of the claims constituting the Firefly Properties, we must:

1.	surrender the property(ies) abandoned to GeoX, in good standing with applicable laws and free of any encumbrances;
2.	deliver to GeoX within 60 days of termination or abandonment a report of all work carried out on the abandoned property(ties);
3.	remove all equipment from the abandoned property(ies) within 6 months of abandonment or termination; and,
4.	deliver to GeoX an executed Quitclaim Deed of all our interest in the abandoned property(ies).

3. History of Operations

The region holds hundreds of former uranium mines, most mined by underground methods. No facilities remain at the Firefly mine now, but old workings consist of a 1200 ft tunnel and numerous stopes. Individual deposits contain a few hundred to several million lbs of U3O8. Typically, uranium ore was not milled at the mine site; instead, it was trucked to a central milling facility. Two of the largest facilities, both now closed, were located at Moab and Uravan. Now, an active uranium-vanadium processing station is located near Blanding.

The early history of discovery and development of uranium-vanadium ores of the Colorado Plateau was centered in and around Paradox Valley in La Sal Uranium district.

The Firefly mine is located in the eastern portion of the trend. The mine was discovered in 1952 as an extension of the Grey Daun Mine. The mine was defined as a “Favourable” and “Semi-Favourable” area for uranium-vanadium mineralization by a U.S. Geological Survey which carried out an intensive program of exploration by diamond drill from 1952 to 1956.

Known resources are being mined and are under development by Dennison Mines and Energy Fuels, Inc. Dennison owns the White Mesa uranium mill located 50 road miles south. This is a fully permitted mill and could become a central processing facility for area mines in the future.

4. Present Condition of the Property and Current State of Exploration

The Firefly Property is in the early stages of exploration. We will use a phased exploration approach by which the results of each phase will determine the nature and level of activities for the next.

The Firefly Property is a uranium-vanadium project positioned within the La Sal mineral trend, an east-west "channel" within the Jurassic Salt Wash Member of the Morrison Formation. The La Sal trend contains numerous small to large uranium-vanadium deposits discovered from the 1940s through the late 1970s, but has seen little to no exploration since.

We have only recently acquired the rights to acquire an option to acquire 100% interest in the claims which consist of approximately 40,000 acres containing 207 unpatented federal mining claims within the La Sal uranium trend. The claims cover both the Firefly and the Grey Daun mines.

Within the permitting process of the Manti-La Sal National Forest, the federal agency that manages the surface of the claims, we plan to aggressively explore to discover significant new uranium deposits. We will also try to expand our land position in this area and obtain further data and information on the surrounding La Sal trend and in this way begin to build a GIS database. Once we have presentable data in a GIS format, we will begin the process of applying to the United States Forest Service to obtain the necessary permits.

We will either commence initial drilling with relatively inexpensive open holes using conventional mud as a circulation medium and gamma log the holes rather than assay, or we will seek deposits by wide-spaced rotary drilling to understand the geology, followed by close spaced drilling of positive geologic indicators. Expected depths to mineralization range from 200-1000 feet. Once discovered, mineralization might be developed via drifts from underground shafts in order to define reserves. Often, production sold during the ore development phase is sufficient to pay for development.

Our targets at Firefly are to find deposits that can be mined by modern and safe low-impact underground methods that will yield ore to be processed in a fully permitted central mill.

Overall, we anticipate spending $3 million to $5 million over the next three to five years ($1,000,000 over the next 12 months beginning January 2008).

5. Geology

The geological setting of the Firefly Property is a sequence of Upper Paleozoic, Mesozoic and Cenozoic sedimentary rocks which were uplifted by the movement of plastic evaporates masses to form a series of northwest trending folds. Uranium-vanadium mineralization occurs in the Salt Wash member of the Morrison Formation of Upper Jurassic Age.

Utah contains parts of three physiographic regions: Basin and Range region; Rocky Mountains region; and Colorado Plateau which covers the south-eastern part of the State. Figure 6 shows the three physiographic regions.

The Firefly Property is located within the Colorado Plateau, near the Colorado border. The Colorado Plateau is a broad area of regional aprit consisting mainly of flat lying Paleozoic and Mesozoic strata.

Wapata Lake Property

On January 22, 2007 we acquired an option to acquire a 100% interest in 49 mineral deposits in the Wapata Lake Property, with exploration permits covering approximately 647,653 acres in the Athabasca Basin. This option was acquired from an unincorporated joint venture comprised of 455702 B.C. Ltd., a company incorporated under the laws of British Columbia, and Timothy Young. We signed an addendum to this agreement on January 31, 2007 and a further amendment to the agreement on October 1, 2007, effective as of September 10, 2007 (together, the “Wapata Lake Agreement”).

1. Location and Access

The permits are located in northern Saskatchewan within the north-eastern portion of the Athabasca Basin. An all-weather road provides access from Points North to Stoney Rapids. The permits are adjacent to claims controlled by, among others, Cogema, Pitchstone Exploration Ltd., Purepoint Uranium Group, Magnum Uranium and International Uranium Corporation. Access to some parts of the property is available by road, and for other parts, roads will have to be built.

Below is a map showing the various claims in part of the Athabasca basin in Saskatchewan, Canada. The Wapata Lake Property is the area that is outlined in heavy black line with the name "Saskatchewan Syndicate".

A map showing the approximate location of the above map in relation to the rest of Canada appears below:

2. Ownership Interest

On January 22, 2007 we signed an agreement with the Saskatchewan Syndicate, an unincorporated joint venture comprising 455702 B.C. Ltd., a company incorporated under the laws of British Columbia, and Timothy Young, to acquire an option to acquire a 100% interest in 49 mineral deposits in the Wapata Lake Property, with exploration permits covering approximately 647,653 acres in the Athabasca Basin. We signed an addendum to this agreement on January 31, 2007 and a further amendment to the agreement on October 1, 2007, effective as of September 10, 2007 (together, the “Wapata Lake Agreement”).

The material terms of the Wapata Lake Agreement are as follows:

Payment

We paid $848,032 in cash and 3,000,000 shares of our common stock to acquire the option to the mineral rights in the Wapata Lake Property. However, in order to maintain and exercise the option we have made, and must continue to make, payments of cash and issue shares on or before the dates set out in the table below to the Saskatchewan Syndicate. The Wapata Lake Agreement also obligates us to keep the Wapata Lake Property in good standing with the Saskatchewan government both before and after we exercise the option. In order to do this, we must incur in exploration expenses, or alternatively pay to the Saskatchewan government, approximately $2,746,000 per year for the first 10 years and approximately $5,714,286 per year thereafter.

Due Date	Amount	Description
February 5, 2007	$126,874 cash (paid)	Paid to the Saskatchewan Syndicate
February 12, 2007	3,000,000 common shares of Tecton (issued)	Issued to the Syndicate
February 23, 2007	$297,000 cash (paid)	Paid to the Syndicate
September 14, 2007	$250,000 cash (paid)	Paid to the Syndicate
November 14, 2007	$300,000 cash (paid)	Paid to the Syndicate
February 4, 2008	$2,746,000	Annual exploration expenses
February 4, 2009	$2,746,000	Annual exploration expenses
February 4, 2010	$2,746,000	Annual exploration expenses
February 4, 2011	$2,746,000	Annual exploration expenses

In addition to making these payments, we are also obliged to pay the following royalties:

  gross overriding royalty equal to 3% of the average value of all gem and industrial diamonds recovered from the Wapata Lake Property; and
  3% of the actual proceeds received from the sale of ore, or other products from the Wapata Lake Property (“Net Smelter Returns”). Such Net Smelter Returns may be paid in kind subject to negotiations with the Syndicate.

If we don’t incur the minimum amount of exploration expenses each year (or pay the equivalent sum to the Saskatchewan government) we will lose our mineral rights to the Wapata Lake Property. As of October 31, 2007 we have incurred exploration expenses of $76,439.13, with an additional $2,669,560.87 of expenses required by February 4, 2008.

Abandonment

Having paid the final amount of $300,000 to the Syndicate, we may now terminate the Wapata Lake Agreement, at any time, upon giving written notice to the Syndicate.

If, at any time, we wish to abandon all or a part of our interest in the Wapata Lake Property, we must give the Saskatchewan Syndicate at least 120 days notice of such abandonment. If the Saskatchewan Syndicate in turn gives us notice within 30 days of receiving our notice that they wish to re-acquire the Wapata Lake Property, we will transfer our entire interest in the Wapata Lake Property to the Saskatchewan Syndicate, and deliver to them all the information and data acquired by us in the course of our exploration of the Wapata Lake Property. In the event that we transfer our interest to the Saskatchewan Syndicate, we must ensure that the Wapata Lake Property remains free and clear of all charges, liens and encumbrances and will be in good standing for at least six months from the date of the transfer, which will require us to have spent approximately $2,746,000 in exploration expenses during the six months preceding the transfer.

3. History of Operations

Uranium in the Athabasca Basin: According to the Alberta Energy and Utilities Board, the largest uranium mines in the world are located in the Athabasca Basin in northern Saskatchewan. Uranium is a vast and usually cost-competitive source of nuclear energy. The primary use of nuclear energy is to generate electricity. More than 16% of the world's electricity is generated from uranium. About 8 kilograms of U-235 (a uranium isotope) generate the same electrical power as 20 million kilograms of coal.

More than 1.4 billion pounds of uranium have been discovered in 18 deposits in the Athabasca Basin region since 1968. The larger deposits are associated with veins and disseminations of uraninite spatially associated with a regional unconformity between overlying Athabasca Group sedimentary rocks and underlying metamorphic rock basement. Deposits are also spatially and genetically associated with graphitic conductive zones within the metamorphic basement. These zones mark favourable environments for the location of uranium mineralization at or near the regional unconformity.

The more recently discovered Athabasca Basin uranium deposits were blindly located at depths of up to 600 meters through the use of airborne electromagnetic geophysics. This technique can identify favourable conductive graphitic zones within the metamorphic basement beneath sedimentary rock cover. Initial airborne geophysical surveys were followed by ground geophysics to pinpoint the location of conductive zones and drilling to test the regional unconformity.

4. Geology, Present Condition of the Property and Current State of Exploration

The Wapata Lake concession covers approximately 647,653 acres in the north-eastern portion of the Athacasca Basin and offers us significant exposure to the world's most prolific uranium region. Uranium is a heavily toxic silvery-white radioactive metallic element that is used to produce nuclear energy. Our geologists have not yet carried out extensive examinations of the geology of the Wapata Lake Property; however, according to the Saskatchewan Geological Atlas, the permits contain a surface of Athabasca Group sedimentary rocks with an underlying metamorphic rock (containing minerals that have recrystallized due to heat in a parent body asteroid) basement. These are separated by the regional unconformity. No uranium showings or float have been mapped at surface. The depth to the target regional unconformity is estimated to vary from 250-300 meters in the northern part of the claims to up to 800 meters in the south.

Other companies working previously in the area of the permits include SMDC, Camoc and Kerr Addison. Air and ground geophysical surveys have been completed with NW-SE grid lines, however the full details of previous programs are not known. No drilling has been performed.

The Wapata Lake Property is in the early stage of exploration. We will use a phased exploration approach by which the results of each phase will determine the nature and level of activities for the next. The initial phase, which has already commenced and is ongoing, involves additional airborne geophysical surveys over a substantial portion of the land holdings. The purpose will be to identify favorable conductive graphitic horizons in the metamorphic basement. It is believed that by using the current generation of airborne electromagnetic equipment (e.g. Megatem), conductive zones can be identified in deeper parts of the basin where no strong conductors were located before. Conductive zones identified by air will be further defined by ground geophysics. This in turn may lead to drilling to test the target unconformity.

Management’s Discussion and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. Our only source for cash at this time is investments by others in our company. We must raise cash to implement our plan of operation.

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Prospectus.

Plan of Operation

Our plan of operation for the next twelve months beginning in January 2008 is to carry out the exploration of the Firefly Property and the Wapata Lake Property and to acquire other selective early stage properties in the U.S. or Canada. Our plan of operation does not include exploration of the Ace of Spades property, as we intend to option this out to another mining company within the next 12 months. We intend to primarily explore for uranium, but if we discover that any of our mineral properties hold potential for other minerals that our management determines are worth exploring further, then we will explore for those other minerals. Our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contains commercially exploitable quantities of mineralization. Our management estimates that over the next 12 months (beginning in January 2008), we will spend a total of approximately $7,965,600, including approximately $6,415,600 in exploration expenses to determine if the Firefly Property and the Wapata Lake Property contain commercially exploitable quantities of mineralization.

Our planned exploration expenditures for the next twelve months (beginning in January 2008) on our mineral properties, together with amounts we expect to spend on administrative costs, are summarized as follows:

Description of Expense	Amount
Exploration of the Firefly Properties	$1,000,000 (1)
Exploration of the Wapata Lake Property	$5,415,600 (2)
Obtaining interests in other mining rights	$1,000,000
General and Administrative Expenses	$550,000
Total	$7,965,600

(1) Under the terms of our agreement with GeoXplor Corp., we must incur exploration expenditures of at least $200,000 by May 30, 2008 and we have incurred $97,256.83 in expenditures as of October 31, 2007.

(2) Under the terms of our agreement with the Saskatchewan Syndicate, we must incur exploration expenditures of at least $2,746,000 every year. As of October 31, 2007 our aggregate expenditures for the

Wapata Lake Property were $76,439.13, leaving approximately $2,669,600 to be incurred by early February 2008, and a further $2,746,000 to be incurred by early February 2009, for total expenditures of $5,415,600.

The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, management fees, investor relations and general office expenses.

As of October 31, 2007 we had approximately $254,887 in cash in our bank accounts. Based on our planned expenditures as outlined above, we require additional capital of approximately $7,710,600 to proceed with our plan of operations over the next twelve months. We require additional financing in order to pursue our exploration programs. If we achieve less than the full amount of financing that we require, we will scale back our exploration programs on our mineral properties and will proceed with scaled-back exploration plans based on our available financial resources.

From the date of this Prospectus and for at least the following 30 months, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing from third parties will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration programs. In the absence of such financing, we will not be able to continue exploration of our mineral claims. Even if we are successful in obtaining equity financing to fund our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claim following the completion of preliminary exploration. If we do not continue to obtain additional financing, we will be forced to abandon the property and our plan of operations.

Our exploration plans will continually be evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including results of exploration, assessment of data, weather conditions, exploration costs, and the price of uranium and other mineral resources and available capital. Further, the extent of our exploration programs that we undertake will be dependent upon the amount of financing available to us.

Product Research and Development

We do not anticipate spending any material amounts in connection with product research and development activities during the next 12 months.

Acquisition of Plant and Equipment and Other Assets

Apart from our interests in the mineral concessions, we do not anticipate the sale or acquisition of any material property, plant or equipment during the next 12 months. Any acquisitions will be subject to obtaining additional financing.

Number of Employees

As of January 8, 2008 our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer work as part-time consultants, each contributing approximately 20% of their time to Tecton. We have also retained geologist consultants on our advisory board in a part-time capacity. In addition, we also engage independent consultants in the areas of marketing, accounting, bookkeeping and legal services.

Details of the employment and consulting agreements that we have entered into are described in further detail below under the heading entitled “Employment and Consulting Agreements”.

In order for us to attract and retain quality personnel, we anticipate we will have to offer competitive salaries to future employees. We anticipate that it may become desirable to add additional full- and or part-time employees to discharge certain critical functions during the next 12 months. This projected increase in personnel is dependent upon our ability to generate revenues and obtain sources of financing. There is no guarantee that we will be successful in raising the funds required or generating revenues sufficient to fund the projected increase in the number of employees. As we continue to expand, we will incur additional personnel costs.

Results of Operations for the Three Months Ended October 31, 2007 and 2006 (unaudited), and the Nine Months Ended October 31, 2007 and 2006 (unaudited), and the Period from January 19, 2006 (date of inception) to October 31, 2007

	Three Months	Three	For the Nine	For the	For the Period
	Ended October	Months	Months Ended	Nine	from January
	31, 2007	Ended	October 31,	Months	19, 2006 (date
		October 31,	2007	Ended	of inception) to
		2006		October 31,	October 31,
				2006	2007
Costs and Expenses:

General and Administrative	$ 391,968	-	$943,509	$ 10	$ 1,066,019
Mineral property and exploration costs	$ 383,390	-	$1,470,352	$ 3,267	$ 1,473,619
Total Operating Expenses	$ 775,358	-	$2,413,861	$3,277	$ 2,593,638
Net Loss	$ (445,358)	-	$ (2,413,861)	$ (3,277)	$ (2,539,638)
Loss per common share (basic and fully diluted)	$ (0.010)	-	$ (0.033)	-	-
Weighted average common shares outstanding	78,707,869	-	73,966,530	-	-

Lack of Revenue

From our inception on January 19, 2006 until October 31, 2007 we have not yet earned any revenues. We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future as we are presently engaged in the exploration of our mineral properties. The auditor's report on our fiscal year-end financial statements contains an explanatory paragraph which identifies issues that raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Expenses

During the period from inception on January 19, 2006 until October 31, 2007 our total operating expenses were $2,539,638. The major components of our expenses for this period consisted of $1,473,619 for mineral property and exploration costs and $1,066,019 for general and administrative costs which primarily included the following: accounting and legal fees, filings fees, bank charges, consulting and management fees, payroll, investor relations fees, marketing expenses, office and telephone expenses, stock based compensation, travel and entertainment expenses.

For the three months ended October 31, 2007 our total operating expenses were $775,358 compared to $604,500 for the previous quarter (three months ended July 31, 2007) and $nil for the three months ended October 31, 2006. The $775,358 of operating expenses that we incurred for the three months ended October 31, 2007 consisted of the following: $391,968 on general and administrative expenses; $109,515 on exploration costs; and $273,875 on mineral property costs (together $383,390 on mineral property and exploration costs). For the nine months ended October 31, 2007 our total operating costs were $2,413,861, which consisted of the following: $943,509 in general and administrative expenses; $173,696 in exploration costs; and $1,296,656 in mineral property costs (together $1,470,352 in mineral property and exploration costs). We anticipate that our operating expenses will fluctuate from quarter to quarter depending on the level of our mineral property and exploration costs.

Net Losses

From January 19, 2006 (date of inception) to October 31, 2007, we incurred a net loss of $2,539,638.

For the three months ended October 31, 2007 we incurred a net loss of $775,358 compared to a net loss of $nil for the three months ended October, 31, 2006. For the nine months ended October 31, 2007 we incurred a net loss of $2,413,861 compared to a net loss of $nil for the same period in 2006. Our net loss per share was $0.009 for the three months ended October 31, 2007.

Our net loss to date is primarily due to a lack of revenue associated with increased operating expenses as described above. We expect to continue to incur losses for at least another two years.

Results of Operations for the Year ending January 31, 2007 and for the Period from January 19, 2006 (date of inception) to January 31, 2007

	Year ending	Period from January 19,
	January 31, 2007	2006 (date of inception) to
January 31, 2007
Costs and Expenses:
General and Administrative	$ 122,510	$ 122,510
Mineral property costs	3,267	3,267
Total Operating Expense	125,777	125,777
Net Loss	$ (125,777)	$ (125,777)
Loss per common share (basic and assuming dilution)	$ (0.01)	-

Lack of Revenue

For the year ended January 31, 2007 we did not earn any revenues. We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future as we are presently engaged in the exploration of our mineral properties.

Expenses

For the year ended January 31, 2007, our total operating expenses were $125,777. The major components of our expenses for this year consisted of $3,267 for mineral property costs and $122,510 for general and administrative costs which primarily included the following: accounting and legal fees, filings fees, bank charges, consulting and management fees, payroll, investor relations fees, marketing expenses, office and telephone expenses, stock based compensation, travel and entertainment expenses. From our inception on January 19, 2006 to January 31, 2007, we incurred $122,510 in general and administrative expenses.

The mineral property and exploration costs, which are described in more detail under the heading “Description of Property”, were incurred because of our mineral properties.

Net Losses

From January 19, 2006 (date of inception) to January 31, 2007, and for the year ended January 31, 2007 we incurred net loss of $125,777. Our net loss per common share was $0.01.

Liquidity and Capital Resources

As of October 31, 2007 we had cash of approximately $254,887. This is a decrease from our cash position 3 months earlier when we had $881,768 in (as of July 31, 2007). As of October 31, 2007, we had total assets of $1,285,393. Our accumulated deficit was $2,539,638 as of the same date.

Our net loss of $2,539,638 from January 19, 2006 (date of inception) to October 31, 2007 was funded by a combination of private placements and loans. During the nine months period ended October 31, 2007 we raised $3,287,565 from the sale of our common stock. The net cash flow generated during the nine months period ended October 31, 2007 was $254,887.

For the nine month period ended October 31, 2007, we used net cash of $2,045,718 in operating activities, and net cash of $961,220 in investing activities. We received net cash of $3,261,825 from financing activities for the same nine month period. For the nine month period ended October 31, 2007 our monthly cash requirement was approximately $334,104. As of October 31, 2007 we had cash of $254,887 which will cover our operating and investing costs for less than one month according to our current monthly burn rate.

This compares to our financial results for the year ended January 31, 2007 when we had no cash and a working capital deficit of $100,037. We did not have any assets as of January 31, 2007. Our net loss of $125,777 from January 19, 2006 (date of inception) to January 31, 2007 was funded by a combination of equity and debt financing.

We used net cash of $29,340 in operations for the year ended January 31, 2007. We did not use any cash in investing activities. We received net cash of $29,340 from financing activities for the year ended January 31, 2007.

We expect that our total expenses will increase over the next year as we increase our business operations and seek additional mineral interests. We have not been able to reach the break-even point since our inception on January 19, 2006 and have had to rely on outside capital resources. We do not anticipate making any revenues for the next year.

We anticipate that we will incur substantial losses over the next 30 months. We estimate that we will purchase another option to acquire a 100% interest in a property, complete property purchase obligations on the Firefly Property and the Wapata Lake Property, and start an exploration project on both our mineral concessions over the next 12 months beginning January 2008. In order to exercise our option on the Firefly Property, we must incur exploration expenditures of $200,000 by May 30, 2008. In order to exercise our option on the Wapata Lake Property, we must spend a minimum of $5,415,600 in exploration expenses over the next 12 months. In addition, we anticipate spending $1,000,000 on obtaining interests in other mineral concessions. We will also need approximately $550,000 in general and administrative expenses, including professional fees. Our total cash requirements for the next 12 months will be approximately $7,965,600 less whatever cash or cash equivalents we have available to us ($254,887 as of October 31, 2007).

We plan to raise capital through private placements, a direct offering or loans. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us.

If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our exploration activities and administrative expenses in order to use only the capital resources that are available to us. Specifically, we anticipate that we would defer any drilling programs pending our obtaining additional financing.

Future Financings

We will require additional financing in order to proceed with the exploration of our mineral properties. We plan to complete private placement sales of our common stock in order to raise the funds necessary to pursue our plan of operations. Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any arrangements in place for the completion of any private placement financings and there is no assurance that we will be successful in completing any private placement financings.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Inflation

The effect of inflation on our revenue and operating results has not been significant.

Critical Accounting Policies

Mineral Property and Exploration Costs

We expense all costs related to the acquisition, maintenance and exploration of mineral claims in which we have secured exploration rights prior to establishing proven and probable reserves. To date, we have not established the commercial feasibility of any mineral projects, therefore all costs are being expensed. Once proven reserves are established we will capitalize all costs to the extent that future cash flows from mineral reserves equal or exceed the costs deferred. The deferred costs will be amortized over the recoverable reserves when a property reaches commercial production.

Private Placements

As of October 31, 2007 we had cash of $254,887 and a working capital surplus of approximately $1,167,912. From January 19, 2006 (inception) to January 8, 2008 we raised an aggregate of $3,287,565 in capital through private placements to various investors that were exempt from registration pursuant to Regulation S or Section 4(2) of the Securities Act.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on the OTC Bulletin Board, under the symbol “TEON.OB”.

The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in securities. OTC Bulletin Board securities are traditionally issued by smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Our common shares became eligible for quotation on the OTC Bulletin Board on August 3, 2007.

The following table shows the monthly average high and low prices of our common shares on the NASD OTC Bulletin Board. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low
August 3, 2007 – October 31, 2007	$1.50	$1.01
November 1, 2007 – January 8, 2007	$2.50	$1.30

As of January 8, 2008 there were 78,245,810 common shares outstanding, held by approximately 390 shareholders of record.

As of January 8, 2008 we do not have any equity compensation plans. To date, we have not paid any cash dividends on our common shares and do not expect to declare or pay any cash dividends on our common shares in the foreseeable future. Payment of any cash dividends will depend upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

On May 23, 2007 we issued a stock dividend in the amount of $0.00001 per share on the issued and outstanding common shares of Tecton as of May 23, 2006, for which we issued one common share of Tecton Uranium Corporation for every $0.00001 of dividend declared, which amounted to one share of Tecton Uranium Corporation for every 1 share of Tecton. Prior to the stock dividend, Tecton Uranium Corporation was a wholly owned subsidiary of Tecton. After the stock dividend, Tecton’s shares in Tecton Uranium Corporation were cancelled, so that Tecton now has no ownership interest in Tecton Uranium Corporation.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during 2006 and 2007 and each other executive officer whose total cash compensation exceeded $100,000:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive	Change in Pension Value and	All Other Compensation	Total ($)
						Plan Compensation ($)	Nonqualified Deferred Compensation
							Earnings ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Norman Meier (1)	2006 (2)	20,000	0	0	0	0	0	0	20,000
	2007 (3)	90,000	0	0	0	0	0	0	90,000

(1)	Norman Meier is our President and Chief Executive Officer.
(2)	For the period from January 31, 2006 to year ended January 31, 2007.
(3)	For the period from February 1, 2007 to October 31, 2007.

Options and Equity Grants in the Last Fiscal Year

We granted no options, shares or plan based awards to any of our Named Executive Officers during our last Fiscal year.

Director Compensation

None of our directors received compensation for their service as directors during our last Fiscal year.

Employment and Consulting Agreements

On December 2, 2006 we entered into a management agreement with our President and Chief Executive Officer Norman Meier wherein we agreed to pay Dr. Meier $10,000 per month. The agreement may be terminated on 14 days notice by either party.

On December 2, 2006 we entered into a management agreement with our Chief Financial Officer Bruno Weiss wherein we agreed to pay him $10,000 per month. The agreement may be terminated on 14 days notice by either party.

On December 2, 2006 we entered into a management agreement with our Chief Operating Officer Dr. Douglas Oliver wherein we agreed to pay Dr. Oliver $2,000 per month. The agreement may be terminated on 14 days notice by either party.

On January 29, 2007 we entered into a consulting agreement with Casey Danielson pursuant to which Mr. Danielson agreed to assist us with the identification and evaluation of uranium projects and general business negotiation in exchange for a daily fee of $850 and reimbursement for any directly-related expenses. The agreement may be terminated by either party upon giving 14 days written notice to the other.

On February 1, 2007 we entered into an agreement with Hudson Capital Corp. whereby Hudson agreed to provide us with consulting services to assist us in:

  developing a market for our common stock;
  increasing our market capitalization;
  finding and acquiring production assets;
  increasing our shareholder base;
  providing investor relations services to current and potential investors throughout North America, Europe and wherever else we request the Consultant to provide investor relations services;
  writing newsletters for our investors;
  developing contacts in the uranium industry; and
  acquiring uranium properties.

As compensation, we agreed to pay Hudson a fee of $5,000 per month plus 1,000,000 common shares for the entire term of the agreement. On February 5, 2007 we issued 1,000,000 shares to Hudson at the fair market value of the shares, which we assessed at $0.10 per share, for total compensation of $100,000. The agreement shall terminate on January 31, 2009, unless terminated earlier by us on 60 days notice.

On March 1, 2007 we entered into a consulting agreement with Sedona AG, a company over which Costantino Pinelli has voting and investment control. Pursuant to the terms of the agreement, Sedona AG has agreed to assist us with the following: investment and financial consulting services in Switzerland and Europe; preparation of a media and marketing campaign in Europe; hiring newsletter writers and analysts; coordinating with German market makers; initiating contact to do a dual listing in Frankfurt; advising us on strategic corporate development and marketing tasks. In exchange for its consulting services, we agreed to pay Sedona AG a monthly fee of $5,000. The term of the agreement is from March 1, 2007 until February 28, 2010.

On November 6, 2007 we entered into a management agreement with Clive Massey pursuant to which Mr. Massey has agreed to act as our Vice President Corporate Development in exchange for remuneration at the rate of approximately $4,000 per month. Mr. Massey is also eligible to receive a bonus of up to 2,250,000 of our common shares upon achieving certain business development milestones. The term of the agreement is from November 6, 2007 until November 1, 2009, and may be terminated by either party upon 14 days notice being delivered to the other. As of January 8, 2008, we had not yet appointed Mr. Massey as our VP, Corporate Development.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Certain Transactions and Related Parties

On December 2, 2006 we issued 32,000,000 common shares at $0.0001 per share to our directors as follows: 20,000,000 shares to Norman Meier; 1,000,000 shares to Noeme Investment Corporation, a company controlled by Norman Meier; 10,000,000 shares to Bruno Weiss, our director and Chief Financial Officer; and 1,000,000 shares to Douglas Oliver, our Chief Operating Officer (and a director at the time).

On December 18, 2006 we issued 10,000 common shares to Pascal Weiss at $0.01 for cash consideration of $100. The shares were issued pursuant to a Regulation S exemption. Pascal Weiss is the son of Bruno Weiss, our Chief Financial Officer and a Director.

On July 24, 2007 we entered into a services agreement with Mineralogics Corporation pursuant to which Mineralogics provides us with exploration office facilities, oversees our mineral property acquisition and development activities and provides us with administrative services. In exchange for these services, we agreed to pay Mineralogics an initial set up fee of $50,000 and a monthly service fee of $7,500. The term of the agreement is from August 1, 2007 until August 1, 2010 and is terminable by either party upon giving 30 days written notice to the other. Norman Meier, our President, CEO and a director, is the principal shareholder of Mineralogics.

As of October 31, 2007, we loaned $926,396 to Hemis Corporation, our previous parent company. Norman Meier, our director, President and Chief Executive Officer, is also a director, President and Chief Executive Officer and a significant shareholder of Hemis. Bruno Weiss, our director and Chief Financial Officer, is also a director and Chief Financial Officer and significant shareholder of Hemis. Douglas Oliver, our Chief Operating Officer, is also VP of Operations of Hemis.

As of October 31, 2007 we owed $3,600 to our significant shareholders which they advanced to us to meet our working capital requirements.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $120,000 or 1% of our total assets for the last fiscal year.

Financial Statements

Our fiscal year end is January 31. We will provide audited financial statements to our stockholders on an annual basis. Our audited financial statements as of January 31, 2007 together with our unaudited interim financial statements for the period ending October 31, 2007, follow starting at page F-1.

TECTON CORPORATION (An exploration stage company)

FINANCIAL STATEMENTS
JANUARY 31, 2007

TECTON CORPORATION (An exploration stage company)

Index to Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-3 – F-4
Balance Sheet at January 31, 2007	F-5
Statements of Losses for the year ended January 31, 2007 and for the period January 19, 2006 (date of inception) to January 31, 2007	F-6
Statements of Stockholders' Deficiency for the period January 19, 2006 (date of inception) to January 31, 2007	F-7
Statements of Cash Flows for the year ended January 31, 2007 and for the period January 19, 2006 (date of inception) to January 31, 2007	F-8
Notes to Financial Statements	F-9 – F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tecton Corporation
Las Vegas, Nevada

We have audited the accompanying balance sheet of Tecton Corporation (an exploration stage company) as of January 31, 2007, and the related statements of losses, stockholders' deficiency, and cash flows for the year ended January 31, 2007, and for the period from January 19, 2006 (date of inception) through January 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tecton Corporation (an exploration stage company) as of January 31, 2007, and the results of its operations and its cash flows for the year ended January 31, 2007 and for the period from January 19, 2006 (date of inception) through January 31, 2007, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company's liabilities exceed its assets at January 31, 2007 and the Company has incurred losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding those matters is also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

March 7, 2007
Seattle, Washington

TECTON CORPORATION (An exploration stage company) BALANCE SHEET JANUARY 31, 2007 (Stated in US dollars)
ASSETS:
$ -
Cash

Total assets	$ -

LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
$
Bank overdraft	2,345
Accounts payable and accrued expenses	94,092
Advances from related parties (Note D)	3,600
Total current liabilities	100,037
Commitments and contingencies (Note F)	-
Stockholders' deficiency:
Preferred stock 20,000,000 shares; par value $.0001 per
share; no shares issued or outstanding
Common stock, 80,000,000 shares authorized; par value $
.0001 per share; 56,938,010 shares issued and outstanding	5,694
Common stock issuable; 104,000 shares	10
Additional paid-in capital	40,036
Common stock subscription	(20,000)
Deficit accumulated during exploration stage	(125,777)
Total stockholders' deficiency	(100,037)
Total liabilities and stockholders' deficiency	-

See accompanying notes to financial statements

	TECTON CORPORATION
	(An exploration stage company)
	STATEMENTS OF LOSSES
	(Stated in US dollars)

		For the period
		from January 19,
		2006 (date of
	For the year	Inception)
	ended January	through January
	31, 2007	31, 2007
Costs and Expenses:

General and Administrative	$ 12,510	$ 122,510
Mineral property and exploration costs (Note C)	3,267	3,267
Total Operating Expenses	125,777	125,777
Net Loss	$ (125,777)	$ (125,777)
Loss per common share (basic and fully diluted) (Note A)	$ (0.01)
Weighted average common shares outstanding	9,807,769

See accompanying notes to financial statements

TECTON CORPORATION (An exploration stage company) STATEMENTS OF STOCKHOLDERS' DEFICIENCY FOR THE PERIOD JANUARY 19, 2006 (DATE OF INCEPTION) THROUGH JANUARY 31, 2007 (Stated in US dollars)

			Common
			Stock Issuable
	Common Stock
				Additional		Deficit Accumulated
	Shares	Amount	Shares	Amount Paid-in Capital	Common Stock Subscription	During Exploration Stage	Total
Issuance of
common stock
at inception,
January 2006	1,000,000	$ 100	-	-	-	$-	$ 100
Shares
Cancelled
December
2006	(1,000,000)	(100)	-	-	-	-	(100)
Issuance of
common stock
to investors
pursuant to
dividend paid in
December 01,
2006 at
$0.0001 per
share	198,010	20	-	-	-	-	20
Issuance of
common stock
for cash in
December 02,	49,000,000	4,900	-	-	-	-	4,900

See accompanying notes to financial statements

F-7

2006 at
$0.0001 per
share
Issuance of
common stock
for cash in
December 10,
2006 at $0.001
per share		5,220,000		522	-		-	4,698	-	-	5,220
Issuance of
common stock
for cash in
December 18,
2006 at $0.01
per share		2,520,000		252	-		-	24,948	-	-	25,200
Common stock
issuable for
cash in
December
2006 at $.10
per share		-		-	4,000		-	400	-	-	400
Common stock
issuable for
cash in January
2007 at $.10
per share		-		-	100,000		10	9,990	-	-	10,000
Common stock
subscription		-		-	-		-	-	(20,000)	-	(20,000)

Net Loss	-		-		-	-		-	-	(125,777)	(125,777)

Balance at January 31, 2007		56,938,010	$ 5,694		104,000	$ 10		$ 40,036	$ (20,000)	$ (125,777)	$ (100,037)

See accompanying notes to financial statements

TECTON CORPORATION
(An exploration stage company)
STATEMENTS OF CASH FLOWS
(Stated in US dollars)

		For the period
		from January
		19, 2006 (date
	For the year ended January 31, 2007	of Inception)
		through
		January 31,
		2007
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (125,777)	$ (125,777)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Bank overdraft	2,345	2,345
Accounts payable and accrued expenses	94,092	94,092

NET CASH (USED IN) OPERATING ACTIVITIES	(29,340)	(29,340)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from sale of common stock and stock subscription, net of costs and fees	25,740	25,740

Advances from related parties (Note D)	3,600	3,600

NET CASH PROVIDED BY FINANCING ACTIVITIES	29,340	29,340

NET CHANGE IN CASH AND CASH BALANCE END OF PERIOD	$ -	$ -

Supplemental Disclosures of Cash Flow Information

Cash paid during the period for interest	$ -	$ -

Income taxes paid	-	-

See accompanying notes to financial statements

TECTON CORPORATION (An exploration stage company) NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Tecton Corporation (the "Company") was incorporated under the laws of the State of Nevada on January 19, 2006, as a wholly-owned subsidiary of Hemis Corporation which spun off the Company on December 01, 2006. Since the Company has not commenced significant operations it is considered an exploration stage Company, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS 7"). As of January 31, 2007, the Company had entered into an agreement to acquire a mineral claim with unknown reserves. To date the Company has generated no revenues, has incurred expenses, and has sustained losses. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise. The Company has been registered as an extraprovincial company in British Columbia, Canada with an assumed name of Tecton Mineral Corporation in order to register certain mineral claims in the Company's name. For the period from inception through January 31, 2007, the Company has accumulated losses of $125,777.

Cash

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. Cash at January 31, 2007 consists of a checking account held at a bank.

Income Taxes

The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

Net Earnings (Losses) Per Common Share

The Company computes earnings per share under Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During the period January 19, 2006 (date of inception) to January 31, 2007, the Company has no potentially dilutive common stock equivalents to consider in the calculation of the weighted average number of common shares outstanding. Common stock issuable is considered outstanding as of the original approval date for purposes of earnings per share computations.

Fair Value of Financial Instruments

The fair value of financial instruments, which include cash, accounts payable and accrued expenses and advances from related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from financial instruments.

Foreign Currency Translation

The Company translates foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates in effect at the end the period. Revenues and expenses are translated at the average rate of exchange throughout the year. Resulting translation adjustments are recorded as a separate component in stockholder's equity. Foreign currency transaction gains and losses are included in the statement of operations.

Mineral Property and Exploration Costs

The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all costs are being expensed. Once proven reserves are established the Company will capitalize all costs to the extent that future cash flows from mineral reserves equal or exceed the costs deferred. The deferred costs will be amortized over the recoverable reserves when a property reaches commercial production.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. As of January 31, 2007 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with SFAS 123 (R) "Share Based Payment," which requires measurement of compensation cost for all stock based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The Company intends to determine the fair value of awards using the Black -Scholes valuation model. As of January 31, 2007, the Company has not issued any awards that qualify as stock based compensation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Segment Information

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company's principal operating segment.

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainties in Income Taxes, ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact of applying FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 157.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, ("FAS 159"). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not yet determined the impact of adopting FAS 159 on the Company's financial position.

NOTE B – GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements for the period January 19, 2006 (date of inception) to January 31, 2007, the Company incurred losses of $125,777. The Company's current liabilities exceeded its current assets by $100,037 as of January 31, 2007. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

NOTE C – MINERAL PROPERTY AND EXPLORATION COSTS

On December 20, 2006 the Company acquired a 100% interest in the Mineral Tenure (Ace of Spades mineral claim) located in the Nanaimo Mining Division of British Columbia for cash of $3,267(CDN $3,675) which is included in mineral property and exploration costs in the statement of operations.

On January 22, 2007, as amended on January 31, 2007, the Company entered into the Wapata Lake Uranium Option Agreement, whereby the Company acquired an option to purchase a 100% interest in 49 mineral dispositions located in Saskatchewan, Canada for cash of $848,032(CDN $1,000,000) of which $126,874 (CDN $150,000) is due on or before February 05, 2007, CDN $350,000 to be paid on or before February 23, 2007 and CDN $500,000 to be paid on or before the Option expiry date. The Company also agreed to issue 3,000,000 common shares on or before February 12, 2007 and to pay a 3% net smelter return.

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2007

NOTE D – ADVANCES FROM RELATED PARTIES AND RELATED PARTY TRANSACTIONS

a) During the period ended January 31, 2007, the Company's significant shareholders advanced funds to the Company for working capital purposes. Total amount due to related parties was $3,600 as of January 31, 2007. The amounts advanced are unsecured, non-interest bearing and have no specific terms of repayment.

b) At January 31, 2007, the Company had accrued $24,000 payable as management fees to directors of the Company pursuant to management agreements. Management fees expense to directors totalled $44,000 and is included in general and administrative expenses in the statement of operations.

NOTE E – INCOME TAXES

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $125,777 since inception on January 19, 2006. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. The net operating loss will expire after the year ended January 31, 2027. For the year ended January 31, 2007, the valuation allowance established against the deferred tax assets increased by $44,022.

The components of the net deferred tax asset at January 31, 2007 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

Net Operating Losses	$125,000
Statutory Tax Rate	35%
Effective Tax Rate	–
Deferred Tax Asset	44,000
Valuation Allowance	(44,000)
Net Deferred Tax Asset	$–

TECTON CORPORATION (An exploration stage company) NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2007

NOTE F – COMMITMENTS AND CONTINGENCIES

The Company entered into a Management agreement in December 02, 2006. Pursuant to the agreement, the Company is obligated to pay management fees of $22,000 a month to directors of the Company. The Company also entered into a Consulting agreement on December 22, 2006. Pursuant to the agreement, the Company is obligated to pay fees of $10,000 a month for consulting services.

NOTE G – SUBSEQUENT EVENTS

Subsequent to January 31, 2007:

(a)	On February 01, 2007, the Company entered into a consulting agreement requiring payment of $5,000 each month.

(b)	On February 5, 2007, the Company paid $126,874 towards the acquisition of mineral rights pursuant to the Wapata Lake Uranium Option Agreement.

(c)	On February 5, 2007, the Company entered into a Private Placement Agreement with Canaccord Capital Corporation to issue 550,000 warrants at $0.10 per share. These share purchase warrants expire February 5, 2009.

(d)	On February 7, 2007 the Company issued an aggregate of 5,604,000 shares of common stock to investors in connection with private placements at $0.10 per share of which $494,700 net of commissions was received. The Company paid $55,000 and issued options to purchase 550,000 common shares at a price of $0.10 as commissions for stock subscriptions.

(e)	On February 8, 2007, the Company issued 1,000,000 shares of common stock for prepaid consulting services valued at $100,000.

(f)	On February 9, 2007, the Company issued 3,000,000 shares of common stock valued at $300,000 as payment under the Wapata Lake Uranium Option Agreement to acquire mineral rights.

(g)	On February 16, 2007, the Company issued 580,000 common shares at $0.25 per share for net proceeds of $145,000.

TECTON CORPORATION (An exploration stage company)

FINANCIAL STATEMENTS
OCTOBER 31, 2007

TECTON CORPORATION (An exploration stage company) Index to Financial Statements

Page
Balance Sheet at October 31, 2007	F-18
Statements of Losses for the nine months ended October 31, 2007 and October 31,2006 and for the period January 19, 2006 (date of Inception) to October 31, 2007	F-19
Statements of Stockholders' Deficiency for the period January 19, 2006 (date of Inception) to October 31, 2007	F-20
Statements of Cash Flows for the nine months ended October 31, 2007 and October 31,2006 and for the period January 19, 2006 (date of Inception) to October 31, 2007	F-21
Notes to Financial Statements	F-22 – F-26

TECTON CORPORATION (An exploration stage company)
BALANCE SHEET
OCTOBER 31, 2007
(Stated in US dollars)
(Unaudited)

ASSETS:
Cash	$ 254,887
Accounts receivable	492
Prepaid expenses	73,603
Loans receivable, related party ( Note E )	926,396
Total current asset	1,255,378
Capital assets (Note D )	30,015

Total assets	$ 1,285,393

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 83,866
Advances from related parties (Note E)	3,600
Total current liabilities	87,466

Stockholders' equity:

Common stock, 80,000,000 shares authorized; par value $
.0001 per share; 78,150,810 shares issued and
outstanding	7,815
Common stock issuable; 390,000 shares	39
Additional paid-in capital	3,729,711
Deficit accumulated during exploration stage	(2,539,638)
Total stockholders' equity	1,197,927
Total liabilities and stockholders' equity	$ 1,285,393

See accompanying notes to financial statements

TECTON CORPORATION
(An exploration stage company)
STATEMENTS OF LOSSES
(Stated in US dollars)
(Unaudited)

					For the
					period from
	Three	Three	Nine	Nine	January 19,
	Months	Months	Months	Months	2006 (date of
	Period	Period	Period	Period	Inception)
	Ended to	Ended to	Ended to	Ended to	through
	October 31,	October 31,	October 31,	October 31,	October 31,
	2007	2006	2007	2006	2007
Costs and Expenses:
General and Administrative	$ 391,968	-	$ 943,509	$ 10	$ 1,066,019
Exploration Costs	109,515	-	173,696	-	173,696
Mineral property Costs	273,875	-	1,296,656	3,267	1,299,923
Total Operating Expenses	775,358		2,413,861	3,277	2,539,638

Loss from Operations	(775,358)	-	(2,413,861)	(3,277)	(2,539,638)

Provision for Income Tax	-	-	-	-	-

Net Loss	$ (775,358)	-	$ (2,413,861)	$ (3,277)	$ (2,539,638)

Loss per common share (basic and fully diluted) (Note F)	$ (0.010)	$ -	$ (0.033)	$ -	$ -

Weighted average common shares outstanding	78,708,896	-	73,966,530	-
Options shares deemed outstanding	-	-	-	-
Total shares outstanding for computation	78,708,896	-	73,966,530	-

See accompanying notes to financial statements

TECTON CORPORATION
(An exploration stage company)
STATEMENTS OF STOCKHOLDERS' DEFICIENCY
FOR THE PERIOD JANUARY 19, 2006 (DATE OF INCEPTION) THROUGH OCTOBER 31, 2007
(Stated in US dollars)
(Unaudited)

	Common Stock		Common Stock Issuable

	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Common Stock Subsciption	Deficit Accumulated During Exploration Stage	Total
Issuance of
common
stock at
inception,
January
2006	1,000,000	$ 100	-	-	-	-	$ -	$100
Shares
Cancelled
December
2006	(1,000,000)	(100)	-	-	-	-	-	(100)
Issuance of
common
stock to
investors
pursuant to
dividend
paid in
December
01, 2006 at
$0.0001 per
share	198, 010	20	-	-	-	-	-	20
Issuance of
common
stock for
cash in
December
02, 2006 at
$0.0001 per
share	49,000,000	4,900	-	-	-	-	-	4,900
Issuance of
common
stock for
cash in
December
10, 2006 at
$0.001 per	5,220,000	522	-	-	4,698	-	-	5,220
share
Issuance of
common
stock for
cash in
December
18, 2006 at
$0.01 per
share	2,520,000	252	-	-	24,948	-	-	25,200
Common
stock
issuable for
cash in
December
2006 at $.10
per share	-	-	4,000	-	400	-	-	400
Common
stock
issuable for
cash in
January
2007 at $.10
per share	-	-	100,000	10	9,990	-	-	10,000
Common
stock
subscription	-	-	-	-	-	(20,000)	-	(20,000)
Net Loss	-	-	-		-	-	(125,777)	(125,777)
Balance at
January 31,
2007	56,938,010	$5,694	104,000	$ 10	$40,036	$ (20,000)	$ (125,777)	$ (100,037)

TECTON CORPORATION
(An exploration stage company)
STATEMENTS OF STOCKHOLDERS' DEFICIENCY
FOR THE PERIOD JANUARY 19, 2006 (DATE OF INCEPTION) THROUGH OCTOBER 31,
2007
(Stated in US dollars)
(continued)

	Common Stock		Common Stock Issuable
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Common Stock Subscription	Deficit accumulated During Explotation Stage	Total
Common
stock
issued
February
02,2007 at
$0.01 per
share	104,000	10	(104,000)	(10)		-	-	-
Subscriptions
Received
February
02,2007	-	-	-	-	-	20,000	-	20,000
Issuance of
common
stock for
private
placement
in February
01,2007 at
$.10 per
share net of
finder’s fee	5,500,000	550	-	-	494,450	-	-	495,000
Issuance of
common
stock in
exchange
for
consulting
service and
prepaid
consulting
service on
February								100,000
05, 2007	1,000,000	100	-	-	99,900	-	-
Issuance of
common
stock for
mineral
property
and
exploration
costs in
February
09, 2007 at
$.10 per
share	3,000,000	300	-	-	299,700	-	-	300,000
Issuance of
common
stock for
cash in
February
16,2007 at
$.25 per
share net of
cost and
fees	580,000	58	-	-	131,442	-	-	131,500
Issuance of
common
stock for
cash in
March
12,2007 at
$.25 per
share net of
cost and
fees	4,424,000	442	-	-	994,508	-	-	994,950
Issuance of
common
stock for
cash in
March
27,2007 at
$.25 per
share net of
cost and
fees	488,000	49	-	-	110,276	-	-	110,325
Issuance of
common
stock for
cash in April
12,2007 at
$.25 per
share net of
cost and
fees	490,600	49	-	-	110,995	-	-	111,044
Common
stock
issuable for
cash in
February
2007 at
$.25 per
share	-	-	100,000	10	22,490	-	-	22,500
Common
stock
issuable for
cash in April
2007 at
$.25 per
share net of
cost and
fees	-	-	640,000	64	144,703	-	-	144,767
Common
stock
issuable for
cash in May
2007 at
$.25 per
share	-	-	400,000	40	89,960	-	-	90,000
Common
stock
issued in
May and
July 2007	1,140,000	114	(1,140,000)	(114)	-	-	-	-
Issuance of
common
stock for
cash on
May
26,2007 at
$.25 per
share net of
cost and
fees	20,000	2	-	-	4,998	-	-	5,000
Issuance of
common
stock for
mineral
property
and
exploration
costs on
June 7,
2007 at
$.25 per
share	200,000	20	-	-	49,980		-	50,000
Issuance of
common
stock for
cash on
June
07,2007 at
$.25 per
share net of
cost and
fees	100,000	10	-	-	24,990		-	25,000
Issuance of
common
stock for
cash on
July ,2007
at $.25 per
share net of
cost and
fees	2,494,000	249	-	-	615,751	-	-	616,000
Issuance of
common
stock for
cash in July
2007 at
$.25 per
share net of
cost and
fees	802,000	80	-	-	180,420	-	-	180,500
Common
stock
issuable for
cash in July
2007 at
$.25 per
share	-	-	870,000	87	217,413	-	-	217,500
Common
stock
issued in
August and
September
2007	870,000	87	(870,000)	(87)	-	-	-	-
Issuance of
common
stock to
investors
pursuant to
settlement
of dividend
paid
previously
at $1.20 per
share	200	-	240	-	-	-	-	240
Common
stock
issuable for
cash in
October
2007 at
$.25 per
share	-	-	390,000	39	97,461	-	-	97,500
Net Loss	-	-	-	-	-	-	(2,413,8 61)	(2,413,861)

Balance at
October
31, 2007	78,150,810	$ 7,815	$ 390,000	$ 39	$ 3,729,711	-	($2,539,638)	$1,197,927

See accompanying notes to financial statements

TECTON CORPORATION
(An exploration stage company)
STATEMENTS OF CASH FLOWS
(Stated in US dollars)
(Unaudited)

			For the period
			from January
			19, 2006 (date
	For the nine	For the nine	of Inception)
	months ended	months ended	through
	October 31,	October 31,	October 31,
	2007	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(2,413,861)	$(3,277)	$(2,539,638)
Depreciation	4,810	-	4,810
Common stock issued in exchange for services	100,000	-	100,000
Common stock issued in exchange for mineral property and exploration costs	350,000	-	350,000
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Bank overdraft	(2,345)	-	-
Accounts receivable	(492)	-	(492)
Prepaid expense	(73,603)	-	(73,603)
Accounts payable and accrued

NET CASH (USED IN) OPERATING ACTIVITIES	(2,045,718)	(10)	(2,075,058)

CASH FLOWS FROM INVESTING ACTIVITIES:

Loans, related parties	(926,396)	-	(926,396)
Purchase of capital assets

NET CASH (USED IN) INVESTING ACTIVITIES	(961,220)	-	(961,220)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from sale of common stock and stock subscription, net of costs and fees	3,261,825	2,000	3,287,565
Advances from related parties (Note E)	-	2,100	3,600

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,261,825	4,100	3,291,165

NET CHANGE IN CASH AND CASH	$	$	$
BALANCE END OF PERIOD	254,887	$ 4,090	$254,887

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$-	$-	$-
Income taxes paid	-	-	-

See accompanying notes to financial statements

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
OCTOBER 31, 2007
(Unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Tecton Corporation (the "Company") was incorporated under the laws of the State of Nevada on January 19, 2006, as a wholly-owned subsidiary of Hemis Corporation which spun off the Company on December 01, 2006. Since the Company has not commenced significant operations it is considered an exploration stage Company, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS 7"). As of October 31, 2007, the Company had entered into an agreement to acquire a mineral claim with unknown reserves. To date the Company has generated no revenues, has incurred expenses, and has sustained losses. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise. The Company has been registered as an extraprovincial company in British Columbia, Canada with an assumed name of Tecton Mineral Corporation in order to register certain mineral claims in the Company's name. For the period from inception through October 31, 2007, the Company has accumulated losses of $2,539,638.

Cash

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. Cash at October 31, 2007 consists of a checking account held at a bank.

Income Taxes

The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

Net Earnings (Losses) Per Common Share

The Company computes earnings per share under Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During the period January 19, 2006 (date of inception) to October 31, 2007, the Company has no potentially dilutive common stock equivalents to consider in the calculation of the weighted average number of common shares outstanding. Common stock issuable is considered outstanding as of the original approval date for purposes of earnings per share computations.

Fair Value of Financial Instruments

The fair value of financial instruments, which include cash, receivables, accounts payable and accrued expenses and advances from related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from financial instruments.

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
OCTOBER 31, 2007
(Unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The Company translates foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates in effect at the end the period. Revenues and expenses are translated at the average rate of exchange throughout the year. Resulting translation adjustments are recorded as a separate component in stockholder's equity. Foreign currency transaction gains and losses are included in the statement of operations.

Mineral Property and Exploration Costs

The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed. Once proven reserves are established the Company will capitalize all costs to the extent that future cash flows from mineral reserves equals or exceeds the costs deferred. The deferred costs will be amortized over the recoverable reserves when a property reaches commercial production.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. As of October 31, 2007 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with SFAS 123 (R) "Share Based Payment," which requires measurement of compensation cost for all stock based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The Company intends to determine the fair value of awards using the Black - Scholes valuation model. As of October 31, 2007, the Company has not issued any awards that qualify as stock based compensation.

Interim Period Financial Statements

The interim period financial statements have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such SEC rules and regulations. The interim period financial statements should be read together with the audited financial statements and accompanying notes included in the Company's audited financial statements for the year ended January 31, 2007. In the opinion of the Company, the unaudited financial statements contained herein contain all adjustments (consisting of a normal recurring nature) necessary to present a fair statement of the results of the interim periods presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
OCTOBER 31, 2007
(Unaudited)

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment Information

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company's principal operating segment. On May 14, 2007 the Company incorporated Tecton Uranium Corporation a wholly owned subsidiary. On May 23, 2007 the Company’s wholly owned subsidiary Tecton Uranium Corporation was spun off as an independent company by way of a dividend declaration from the Company.

New Accounting Pronouncements

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”)which is effective for fiscal years beginning after December 15,2007.EITF 07-3 requires that non refundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. The Company does not expect the adoption of EITF 07-3 to have a material impact on the financial results of the Company.

NOTE B – GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements for the period January 19, 2006 (date of inception) to October 31, 2007, the Company incurred losses of $2,539,638.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
OCTOBER 31, 2007
(Unaudited)

NOTE C – MINERAL PROPERTY AND EXPLORATION COSTS

On December 20, 2006 the Company acquired a 100% interest in the Mineral Tenure (Ace of Spades mineral claim) located in the Nanaimo Mining Division of British Columbia for cash of $3,267(CDN $3,675) which is included in mineral property and exploration costs in the statement of operations.

On January 22, 2007, as amended on January 31, 2007, the Company entered into the Wapata Lake Uranium Option Agreement, whereby the Company acquired an option to purchase a 100% interest in 49 mineral dispositions located in Saskatchewan, Canada for cash of $848,032(CDN $1,000,000) of which $126,874 (CDN $150,000) is due on or before February 05, 2007, CDN $350,000 to be paid on or before February 23, 2007 and CDN $500,000 to be paid on or before the Option expiry date. To date the Company has paid the $150,000 and the $350,000 CDN. The Company also agreed to issue 3,000,000 common shares on or before February 12, 2007 (these shares were issued on February 9, 2007) and to pay a 3% net smelter return. The Company has incurred $250,000 towards the property costs and spent $28,750 on exploration expenses.

On May 30, 2007 the Company entered into an agreement with GeoXplor Corp. to acquire an option to acquire the 100% mining rights to the “Firefly Properties” located in San Juan County, Utah. Pursuant to the agreement, the Company paid $200,000 in cash to GeoXplor Corp. on June 5, 2007, and issued 200,000 shares of its common stock to GeoXplor Corp. on June 7, 2007. The Company has agreed to issue a further 200,000 shares on May 30,2008 and incur a further $750,000 of expenditures on the property. To date the Company has incurred $23,875 on staking costs and spent $97,257 on exploration expenses.

NOTE D – CAPITAL ASSETS
	Cost	Accumulated Amortization	Net Carrying Value
Automobile	$ 31,167	$ 4,713	$ 26,454
Furniture and Fixtures	3,657	96	3,561
Total	$ 34,824	$ 4,809	$ 30,015

No depreciation has been provided as the Company acquired the automobile at April 30, 2007.

NOTE E – ADVANCES FROM RELATED PARTIES AND RELATED PARTY TRANSACTIONS

a) During the period ended October 31, 2007, the Company's significant shareholders advanced funds to the Company for working capital purposes. Total amount due to related parties was $3,600 as of October 31, 2007. The amounts advanced are unsecured, non-interest bearing and have no specific terms of repayment.

b) At October 31, 2007, the Company had paid $180,000 in management fees to directors of the Company and $18,000 to a director of the Company for consulting fees pursuant to management and consulting agreements. Management fees expense to directors totalled $180,000 and is included in general and administrative expenses in the statement of operations.

c) The Company loaned Hemis Corporation (the Company’s CEO is also Hemis Corporation’s CEO) $926,396. The loan is non-interest bearing.

TECTON CORPORATION (An exploration stage company) NOTES TO FINANCIAL STATEMENTS OCTOBER 31, 2007 (Unaudited)

NOTE F – COMMITMENTS AND CONTINGENCIES

The Company entered into Management agreements in December 02, 2006. Pursuant to the agreements, the Company is obligated to pay management fees of $22,000 a month to directors of the Company. The Company also entered into a Consulting agreement on December 22, 2006. Pursuant to the agreement, the Company is obligated to pay fees of $10,000 a month for consulting services.

The Company entered into an independent consulting agreement with Hudson Capital Corp. on February 1, 2007 pursuant to which the Company is obligated to pay a consulting fee of $5,000 a month to Hudson Capital Corp. in addition to issuing 1,000,000 common shares at a price of $0.10 per share. The shares were issued on February 5, 2007.

NOTE G– SUBSEQUENT EVENTS Subsequent to October 31, 2007:

(a ) The Company has signed a service agreements with CSM Corporate Support Management to commence November 20, 2007 whereby CSM Corporate Support Management will provide organization, setup and support of the administration, human resources logistics, support and mentoring of shareholders and management of ongoing projects.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Peterson Sullivan PLLC, Certified Public Accountants, audited our consolidated financial statements for the year ended January 31, 2007. Since inception, we have had no changes in or disagreements with our auditors.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Tecton is insured or indemnified in any manner against any liability which he may incur in his capacity as such is pursuant to Nevada Revised Statutes, Chapter 78. The general effect of the foregoing is to allow indemnification of a control person, officer or director from liability, which would make Tecton responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$ 880
Legal fees and expenses	25,000
Accounting fees and expenses	23,000
Printing and marketing expenses	540
Miscellaneous	1,200
Total	$ 50,620

Recent Sales of Unregistered Securities

From our inception on January 19, 2006 until January 8, 2008, we have completed the following sales of unregistered securities.

  • On January 19, 2006 we issued 1,000,000 shares of our common stock to Hemis Corporation. This issuance was exempt from registration pursuant to Regulation S of the Securities Act. On December 1, 2006
      the 1,000,000 shares of our common stock were cancelled.

    • On December 2, 2006 we issued an aggregate of 198,0101 shares of our common stock to various non-U.S. investors, at a part value of $0.00001, in exchange for cash proceeds of $19.80. This issuance was exempt from registration pursuant to Section 4(2) and Regulation S of the Securities Act.

  On December 2, 2006 we issued an aggregate of 49,000,000 shares of our common stock to Douglas Oliver and various non-U.S. investors, at a par value of $0.00001, in exchange for cash proceeds of $4,900. This issuance was exempt from registration pursuant to Section 4(2) and Regulation S of the Securities Act.

  On December 10, 2006 we issued an aggregate of 5,220,000 shares of common stock to Island Stock Transfer and various non-U.S. investors in exchange for cash at $0.001 per share. This issuance was exempt from registration pursuant to Section 4(2) and Regulation S of the Securities Act.

  In December 2006 we also issued an aggregate of 2,520,000 shares of common stock to various non-U.S. investors in exchange for cash at $0.01 per share.

  In February 2007 we issued an aggregate of 5,604,000 shares of common stock to various non-U.S. investors in exchange for cash at $0.10 per share resulting in net proceeds of $505,400 ($55,000 in commission was paid to Canaccord Capital as a result of this private placement). In addition, as commission for the private placement of the 5,604,000 shares, we issued 550,000 warrants to Canaccord Capital Inc. on February 5, 2007. The 550,000 warrants are exercisable at a price of $0.10 per share until February 5, 2009. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On February 5, 2007 we issued 1,000,000 common shares to Hudson Capital Corporation as compensation for $100,000 in investor relations and business development consulting services between February 1, 2007 and February 1, 2008. The shares issued in exchange for services were valued at approximately the fair value of shares issued during the period services were rendered. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On February 9, 2007 we issued an aggregate of 3,000,000 shares of common stock to two non-U.S. persons pursuant to a mining agreement that we entered into in relation to the Wapata Lake Property. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On February 16, 2007 we issued an aggregate of 580,000 shares of common stock to various non-U.S. investors in exchange for cash at $0.25 per share. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  In March 2007 we issued an aggregate of 4,912,000 shares of common stock to various non-U.S. investors in exchange for cash at $0.25 per share. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  In April 2007 we issued an aggregate of 490,600 shares of common stock, at $0.25 per share, to various non-U.S. investors in exchange for cash proceeds of $122,650. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  In May 2007 we issued an aggregate of 765,000 shares of common stock, at $0.25 per share, to various non-U.S. investors in exchange for cash proceeds of $191,250. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On June 7, 2007 we issued an aggregate of 100,000 shares of our common stock to one non-U.S. investor in exchange for cash at $0.25 per share. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On June 7, 2007 we also issued 200,000 shares of our common stock to GeoXplor Corp. in order to maintain our interest in the Firefly property. The shares were issued pursuant to Section 4(2) of the Securities Act.

  In July 2007 we issued an aggregate of 3,691,000 shares of common stock, at $0.25 per share, to various non-U.S. investors in exchange for cash proceeds of $834,000. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  In August 2007 we issued an aggregate of 440,000 shares of common stock, at $0.25 per share, to one non-U.S. investor in exchange for cash proceeds of $22,750. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On September 13, 2007 we issued 370,000 shares of our common stock, at $0.25 per share, to one non-U.S. investor for cash proceeds of $92,500, 60,000 shares of our common stock, and approximating $15,000 of services rendered. The shares issued in exchange for services were valued at $0.25 per share, approximately the fair value of shares issued during the period services were rendered. These issuances were exempt from registration pursuant to Regulation S of the Securities Act.
  On October 15, 2007 we issued 200 shares of our common stock to one non-U.S. investor pursuant to a settlement agreement. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On November 20, 2007 we issued 95,000 shares of our common stock to a non-U.S. individual pursuant to the terms of a finder’s fee agreement. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

We completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person.

Our reliance upon the exemption under Section 4(2) of the Securities Act was based on the fact that the issuance of these shares did not involve a ”public offering”. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, the manner of the offering and the number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a public offering. The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Exhibits

Exhibit Number	Exhibit Description
3.1	Certificate (Articles) of Incorporation as filed with the Nevada Secretary of State on January 19, 2006 (1)
3.2	Bylaws (1)
4.1	Instrument Defining the Right of Holders - Form of Share Certificate (1)
5.1	Legal Opinion & Consent of Penny Green, Bacchus Corporate and Securities Law
10.1	Wapata Lake Agreement (including addendum #1) (1)
10.2	Wapata Lake Agreement – addendum #2 (3)
10.3	Norman Meier Management Agreement (1)
10.4	Bruno Weiss Management Agreement (1)
10.5	Douglas Oliver Management Agreement (1)
10.6	Canaccord Capital Corporation Fee Agreement (1)
10.7	Hudson Capital Corp. Consulting Agreement (1)
10.8	Emil Summermatter Consulting Agreement (1)
10.9	Firefly Agreement (2)
10.10	Mineralogics Services Agreement
10.11	Sedona AG Consulting Agreement
10.12	Clive Massey Management Agreement
14.1	Related Party Transaction Policy
23.1	Consent of Peterson Sullivan PLLC, Independent Registered Public Accounting Firm

(1) Included as exhibits on our Form SB-2/A filed with the SEC on April 17, 2007.
(2) Included as exhibits on our Form 10-QSB filed with the SEC on September 19, 2007.
(3) Included as exhibits on our Form 8K filed with the SEC on October 12, 2007.

Undertakings Tecton hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any Prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.	that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.	for determining liability of Tecton under the Securities Act to any purchaser in the initial distribution of the securities, Tecton undertakes that in a primary offering of securities of Tecton pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Tecton will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	any preliminary prospectus or prospectus of Tecton relating to the offering required to be filed pursuant to Rule 424;

	(ii)	any free writing prospectus relating to the offering prepared by or on behalf of Tecton or used or referred to by Tecton;

	(iii)	the portion of any other free writing prospectus relating to the offering containing material information about Tecton or its securities provided by or on behalf of Tecton; and

	(iv)	any other communication that is an offer in the offering made by Tecton to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, Tecton certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on the 22nd day of January, 2008.

TECTON CORPORATION

By: /s/ Norman Meier
Norman Meier
Director, President, Chief Executive Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Norman Meier	Director, President, Chief	January 22, 2008
Norman Meier	Executive Officer

/s/ Bruno Weiss	Director, Chief Financial Officer,	January 22, 2008
Bruno Weiss	Principal Accounting Officer,
Secretary